               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                   TRIARC COMPANIES, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                             TRIARC COMPANIES, INC.

                                NOTICE OF ANNUAL
                                   MEETING OF
                                STOCKHOLDERS AND
                                PROXY STATEMENT


                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                                 [TRIARC LOGO]

                          THURSDAY, SEPTEMBER 23, 1999
                                 AT 11:00 A.M.
                          AT THE CHASE MANHATTAN BANK
                                270 PARK AVENUE
                               NEW YORK, NEW YORK

[TRIARC LOGO]

                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000

                                                                 August 18, 1999

Dear Stockholders:

     It is our pleasure to invite you to join us at the 1999 Annual Meeting of Stockholders of Triarc Companies, Inc. which will be held at 11:00 a.m., on Thursday, September 23, 1999, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York.

     We will report to you at the meeting on the Company's current operations and outlook. The meeting will also include a question and discussion period. The Board of Directors and management hope that many of you will be able to attend in person.

     At the meeting, you will be asked to consider and vote on the election of nine (9) directors, the approval of the Company's 1999 Executive Bonus Plan and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors has unanimously approved these proposals and recommends that you vote FOR each of them.

     You may also be asked to consider and vote upon a stockholder proposal. The Board of Directors opposes the stockholder proposal and recommends that you vote AGAINST it.

     The formal notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely,

                     Nelson Peltz                        Peter W. May
                     NELSON PELTZ                        PETER W. MAY
                     Chairman and Chief                  President and Chief
                     Executive Officer                   Operating Officer

[TRIARC LOGO]

                             TRIARC COMPANIES, INC.
                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON THURSDAY, SEPTEMBER 23, 1999
                             11:00 A.M., LOCAL TIME

                            ------------------------

     The 1999 Annual Meeting of Stockholders of Triarc Companies, Inc. will be held on Thursday, September 23, 1999, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, for the following purposes:

          (1) to elect nine (9) directors to hold office as specified in the accompanying Proxy Statement;

          (2) to consider and take action upon the Triarc Companies, Inc. 1999 Executive Bonus Plan;

          (3) to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants;

          (4) to consider, if properly brought before the meeting, a proposal from a stockholder; and

          (5) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders entitled to vote at the meeting or any adjournment or postponement thereof are holders of record of the Company's Class A Common Stock at the close of business on August 11, 1999.

                                          By Order of the Board of Directors

                                          Stuart Rosen
                                          STUART I. ROSEN
                                          Vice President and
                                          Associate General Counsel, and
                                          Secretary

August 18, 1999

     YOUR VOTE IS IMPORTANT! STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
                            ------------------------
                                PROXY STATEMENT
                            ------------------------
                                  INTRODUCTION

GENERAL

     The accompanying proxy is solicited by the Board of Directors (the 'Board of Directors' or the 'Board') of Triarc Companies, Inc. (the 'Company' or 'Triarc') in connection with the 1999 Annual Meeting of Stockholders of the Company (the 'Meeting'), to be held on Thursday, September 23, 1999, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York and at any adjournment or postponement of the Meeting. This Proxy Statement and a proxy are first being mailed to stockholders on or about August 19, 1999. The mailing address of the Company's principal executive office is 280 Park Avenue, New York, New York 10017.

     When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors FOR the election of each of the nine (9) nominees for directors named below, FOR Proposals (2) and (3), and AGAINST Proposal (4). The Company does not have cumulative voting in the election of directors. Under the Company's By-Laws (the 'By-Laws'), business transacted at the Meeting is confined to the purposes stated in the Notice of the Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Meeting. The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of the Company at the address provided above.

VOTING SECURITIES

     All holders of record of the Company's Class A Common Stock, par value $.10 per share (the 'Class A Common Stock'), at the close of business on August 11, 1999 are entitled to vote on all business of the Meeting. At the close of business on such day, the Company had 19,577,867 shares of Class A Common Stock outstanding and entitled to vote at the Meeting. Each share of Class A Common Stock entitles the holder to one vote per share. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast shall constitute a quorum.

     Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Certificate of Incorporation and the By-Laws, if a quorum is present at the

Meeting, the affirmative vote of a plurality of the votes cast is required for the election of directors and the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting is required for approval of Proposal (3) and Proposal (4). With respect to Proposal (2), the treasury regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, require the affirmative vote of a majority of the votes cast on the issue to approve Proposal (2) in accordance with such treasury regulations. Under Delaware law, an abstention is not deemed to be a 'vote cast.' As a result, abstentions and broker 'non-votes' are not included in the tabulation of the voting results on the election of directors
(Proposal (1)) or issues requiring approval of a majority of the votes cast (Proposal (2)) and, therefore, do not have the effect of votes in opposition in such tabulations. Abstentions are included in the tabulation of the voting results on issues requiring the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting (Proposal (3) and Proposal (4)) and have the effect of votes in opposition in such tabulations, while broker 'non-votes' are not included in the tabulation of the voting results on such issues and therefore do not have the effect of votes against in such tabulations. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker 'non-votes' and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at the Meeting.

     The Company has been informed that the 5,982,867 shares of Class A Common Stock (constituting approximately 30.6% of the outstanding shares of Class A Common Stock as of August 11, 1999) owned by DWG Acquisition Group, L.P., a Delaware limited partnership of which Nelson Peltz and Peter W. May are the sole general partners ('DWG Acquisition'), will be voted in accordance with the recommendation of the Board of Directors FOR the election of each of the nine
(9) nominees for director named below, FOR Proposal (2), FOR Proposal (3) and AGAINST Proposal (4).

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     It is recommended that the nine (9) nominees herein named be elected as directors of the Company, with each director to hold office until the next Annual Meeting of Stockholders, and until his successor is elected and qualified or until his prior death, resignation or removal. All of the nine (9) nominees are presently serving as directors of the Company and were elected directors at the last Annual Meeting of Stockholders held on May 6, 1998 (except Mr. Silverman, who was elected as a director on May 28, 1999), to serve until the next annual meeting of the Company's stockholders and until such director's successor is duly chosen and qualified or until his prior death, resignation or removal. The Company is unaware of any reason why any of the nominees named herein would be unwilling or unable to serve as a director. Should, however, any nominee for director be unwilling or unable to serve at the time of the Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend.

     Certain information regarding each person nominated by the Board of Directors, including his principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, all nominees have had the indicated principal occupations for the past five years.

                                                     BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                        FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                        -------------------------------------
Nelson Peltz.........................  Mr. Peltz has been a director and Chairman and Chief
                                         Executive Officer of the Company since April 1993. Since
                                         then, he has also been a director and Chairman of the
                                         Board and Chief Executive Officer of certain of the
                                         Company's subsidiaries. He is also a general partner of
                                         DWG Acquisition, whose principal business is ownership of
                                         securities of the Company. From its formation in January
                                         1989 to April 1993, Mr. Peltz was Chairman and Chief
                                         Executive Officer of Trian Group, Limited Partnership
                                         ('Trian'), which provided investment banking and
                                         management services for entities controlled by Mr. Peltz
                                         and Mr. May. From 1983 to December 1988, he was Chairman
                                         and Chief Executive Officer and a director of Triangle
                                         Industries, Inc. ('Triangle'), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of
                                         packaging products, copper electrical wire and cable and
                                         steel conduit and currency and coin handling products. Mr.
                                         Peltz has also served as a director of MCM Capital Group,
                                         Inc. since February 1998. Mr. Peltz is 57 years of age.

Peter W. May.........................  Mr. May has been a director and President and Chief
                                         Operating Officer of the Company since April 1993. Since
                                         then, he has also been a director and President and Chief
                                         Operating Officer of certain of the Company's
                                         subsidiaries. He is also a general partner of DWG
                                         Acquisition. From its formation in January 1989 to April
                                         1993, Mr. May was President and Chief Operating Officer of
                                         Trian. He was President and Chief Operating Officer and a
                                         director of Triangle from 1983 until December 1988. Mr.
                                         May has also served as a director of Ascent Entertainment
                                         Group, Inc. since June 1999 and of MCM Capital Group, Inc.
                                         since February 1998. Mr. May is 56 years of age, and the
                                         father of Jonathan P. May, Chief Executive Officer of the
                                         Triarc Restaurant Group.

Hugh L. Carey........................  Mr. Carey has been a director of the Company since July
                                         1994. He was an Executive Vice President of W.R. Grace & Co.
                                         ('Grace') from 1987 to December 31, 1995. From 1993 to
                                         December 1995, he served Grace as director of its
                                         Government Relations Division, and from 1987 until 1993,
                                         he ran Grace's office of environmental policy. Mr. Carey
                                         was the Governor of the State of New York from 1975 until
                                         1983 and a member of Congress from 1960 until 1975. From
                                         1991 until 1993, he was Chairman of the National Institute of Former Governors. Mr. Carey is also a director of China
                                         Trust Bank and PhyMatrix, Inc., and of Counsel to Whitman
                                         Breed Abbott & Morgan. Mr. Carey is 80 years of age.

Clive Chajet.........................  Mr. Chajet has been a director of the Company since July
                                         1994. He has been Chairman of Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image
                                         management, since January 1997. Prior thereto, Mr. Chajet
                                         was Chairman of Lippincott & Margulies Inc., also a
                                         consulting firm specializing in identity and image
                                         management, from 1983 to January 1997. Mr. Chajet is 62
                                         years of age.

Joseph A. Levato.....................  Mr. Levato has been a director of the Company since July
                                         1996. Mr. Levato served as Executive Vice President and
                                         Chief Financial

                                                     BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                        FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                        -------------------------------------
                                         Officer of Triarc from April 1993 to August 1996. He also
                                         served as Executive Vice President and Chief Financial
                                         Officer of certain of Triarc's subsidiaries from April
                                         1993 to August 1996. Prior to April 1993, he was Senior
                                         Vice President and Chief Financial Officer of Trian from
                                         January 1992 to April 1993. From 1984 to December 1988, he
                                         served as Senior Vice President and Chief Financial
                                         Officer of Triangle. Mr. Levato is 58 years of age.

David E. Schwab II...................  Mr. Schwab has been a director of the Company since October
                                         1994. Mr. Schwab has been a Senior Counsel of Cowan,
                                         Liebowitz & Latman, P.C., a law firm, since January 1,
                                         1998. Prior thereto he was a partner of Schwab Goldberg
                                         Price & Dannay, a law firm, for more than five years. Mr.
                                         Schwab also serves as Chairman of the Board of Trustees of
                                         Bard College. Mr. Schwab is 68 years of age.

Jeffrey S. Silverman.................  Mr. Silverman has been a director of the Company since May
                                         1999. Mr. Silverman has been Chairman of LTS Capital
                                         Partners, L.L.C., an investment firm, since August 1997.
                                         From January 1983 until August 1997, Mr. Silverman served
                                         as Chief Executive Officer of PLY GEM Industries, Inc., a
                                         home improvement building products supplier, and he served as its Chairman from February 1986 through August 1997.
                                         Mr. Silverman is 53 years of age.

Raymond S. Troubh....................  Mr. Troubh has been a director of the Company since July
                                         1994. He has been a financial consultant since prior to
                                         1989. Mr. Troubh is a director of ARIAD Pharmaceuticals,
                                         Inc., Becton, Dickinson & Co., Diamond Offshore Drilling,
                                         Inc., Foundation Health Systems, Inc., General American
                                         Investors Company, Olsten Corporation, Starwood Hotels &
                                         Resorts, Inc. and WHX Corporation. He is also a trustee of
                                         MicroCap Liquidating Trust and Petrie Stores Liquidating
                                         Trust. Mr. Troubh is 73 years of age.

Gerald Tsai, Jr......................  Mr. Tsai has been a director of the Company since October
                                         1993. Mr. Tsai is a private investor. From February 1993 to
                                         October 1997, he was Chairman of the Board, President and
                                         Chief Executive Officer of Delta Life Corporation, a life
                                         insurance and annuity company with which Mr. Tsai became
                                         associated in 1992. Mr. Tsai also serves as a director of
                                         Rite Aid Corporation, Sequa Corporation, Zenith National
                                         Insurance Corporation, Saks Incorporated and United
                                         Rentals Inc. He is a trustee of Boston University, the
                                         Mount Sinai-NYU Medical Center Board and the New York
                                         University School of Medicine Foundation Board. Mr. Tsai
                                         is 70 years of age.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NINE (9) NOMINEES NAMED ABOVE.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Triarc, all of whom are U.S. citizens.

               NAME                  AGE                        POSITIONS
               ----                  ---                        ---------
Nelson Peltz.......................  57    Director; Chairman and Chief Executive Officer

Peter W. May.......................  56    Director; President and Chief Operating Officer

Michael Weinstein..................  50    Chief Executive Officer of the Triarc Beverage Group

Jonathan P. May....................  33    Chief Executive Officer of the Triarc Restaurant
                                             Group

John L. Barnes, Jr.................  52    Executive Vice President and Chief Financial Officer

Eric D. Kogan......................  36    Executive Vice President -- Corporate Development

Brian L. Schorr....................  40    Executive Vice President, General Counsel, and
                                             Assistant Secretary

Francis T. McCarron................  42    Senior Vice President -- Taxes

Anne A. Tarbell....................  41    Senior Vice President -- Corporate Communications
                                             and Investor Relations

Stuart I. Rosen....................  40    Vice President and Associate General Counsel, and
                                             Secretary

Fred H. Schaefer...................  54    Vice President and Chief Accounting Officer

     Set forth below is certain additional information concerning the persons listed above (other than Messrs. Peltz and May, for whom such information has been provided under 'Nominees for Election' above).

     Michael Weinstein has been Chief Executive Officer of the Triarc Beverage Group and Royal Crown since October 1996. Mr. Weinstein has also served as Chief Executive Officer of Snapple Beverage Corp. ('Snapple') and Mistic Brands, Inc. ('Mistic') since they were acquired by Triarc in May 1997 and August 1995, respectively. Prior to August 1995, he was president of Liquid Logic, a private beverage consulting business he founded in 1994. From 1981 until the end of 1993, he served in various executive capacities at A&W Brands, Inc., lastly as President/Chief Operating Officer.

     Jonathan P. May has been Chief Executive Officer of the Triarc Restaurant Group and certain of its subsidiaries since July 1999. From 1996 to July 1999, Mr. May was Vice President, Concept Development of the Triarc Restaurant Group. From 1995 to 1996, Mr. May was Vice President, Worldwide Planning of the Triarc Restaurant Group. Previously, Mr. May was Director, Corporate Development of the Company from 1993 to 1995. Mr. May is the son of Peter W. May.

     John L. Barnes, Jr. has been Executive Vice President and Chief Financial Officer of Triarc and certain of its subsidiaries since March 1998 and prior thereto was Senior Vice President and Chief

Financial Officer of Triarc since August 1996. From April 1996 to August 1996 Mr. Barnes was a Senior Vice President of Triarc. Prior to April 1996, Mr. Barnes had served as Executive Vice President and Chief Financial Officer of Graniteville Company (which was sold by the Company in April 1996) for more than five years.

     Eric D. Kogan has been Executive Vice President -- Corporate Development of Triarc and certain of its subsidiaries since March 1998 and prior thereto was Senior Vice President -- Corporate Development of Triarc since March 1995. Prior to March 1995 Mr. Kogan was Vice President -- Corporate Development of Triarc since April 1993. Prior thereto, Mr. Kogan was a Vice President of Trian from September 1991 to April 1993. Mr. Kogan has also served as a director of MCM Capital Group, Inc. since February 1998.

     Brian L. Schorr has been Executive Vice President and General Counsel of Triarc and certain of its subsidiaries since June 1994. Prior thereto, Mr. Schorr was a partner of Paul, Weiss, Rifkind, Wharton & Garrison, a law firm which he joined in 1982 and subsequent to June 1994 through April 1995 he was Of Counsel to that firm in connection with limited liability company and limited liability partnership matters. That firm provides legal services to Triarc and its subsidiaries.

     Francis T. McCarron has been Senior Vice President -- Taxes of Triarc and certain of its subsidiaries since April 1993. Prior thereto, he was Vice President -- Taxes of Trian from its formation in January 1989 to April 1993. He joined Triangle in February 1987 and served as Director of Tax Planning & Research until December 1988.

     Anne A. Tarbell has been Senior Vice President -- Corporate Communications and Investor Relations of Triarc and certain of its subsidiaries since May 1998. From July 1995 to April 1998, Ms. Tarbell was Vice President and
Director -- Investor Relations of ITT Corporation and served as Assistant Director -- Investor Relations of ITT Corporation from August 1991 to May 1995.

     Stuart I. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc and certain of its subsidiaries since August 1994. Prior thereto, he was associated with Paul, Weiss, Rifkind, Wharton & Garrison since 1985.

     Fred H. Schaefer has been Vice President and Chief Accounting Officer of Triarc and certain of its subsidiaries since April 1993. Prior thereto, he was Vice President and Chief Accounting Officer of Trian from its formation in January 1989 to April 1993.

     The term of office of each executive officer is until the organizational meeting of the Board following the next annual meeting of Triarc stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

BOARD MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

     Nine meetings of the full Board of Directors were held during the fiscal year ended January 3, 1999. Each incumbent director who is a nominee for reelection attended more than 75% of the meetings of the Board of Directors and its committees that he was eligible to attend in 1998.

     The Company has standing audit, nominating, and compensation committees whose current functions and members are described below. It is anticipated that at its first meeting following the Meeting, the Board will designate the directors to serve on each of these committees until the next annual meeting of stockholders.

     Audit Committee. The Audit Committee is composed of Messrs. Raymond S. Troubh (Chairman), David E. Schwab II and Gerald Tsai, Jr. This committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee
(i) reviews the Company's internal accounting controls and its annual consolidated financial statements, (ii) reviews with the Company's independent certified public accountants the scope of their audit, their report and their recommendations, (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them, and
(iv) recommends the action to be taken with respect to the appointment of the Company's independent certified public accountants. The Audit Committee met five times during 1998.

     Nominating Committee. The Nominating Committee is composed of Messrs. Peter
W. May (Chairman), Nelson Peltz and Hugh L. Carey. This committee is charged with the responsibility of considering and recommending individuals to be considered by the Board for membership on the Board of Directors. The Nominating Committee met once during 1998.

     The Nominating Committee will consider nominations for Board membership by stockholders. The Nominating Committee has adopted the following rules with respect to considering such nominations: (i) the nominating stockholder must have owned for at least six months prior to the date the nomination is submitted shares of (x) Class A Common Stock or (y) other classes of common stock or preferred stock, if any, entitled to vote for directors; (ii) the nomination must be received by the Nominating Committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

     Compensation Committee and Performance Compensation Subcommittee. The Compensation Committee is composed of Messrs. David E. Schwab II (Chairman), Clive Chajet, Joseph A. Levato and Jeffrey S. Silverman. The Compensation Committee is charged with the responsibility of (i) reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards applicable to the executive officers of the Company,
(ii) taking all actions with respect thereto that are not specifically reserved for the Board of Directors, (iii) administering the Triarc Companies, Inc. 1997 Equity Participation Plan (the '1997 Plan') and the Triarc Companies, Inc. Stock Option Plan for Cable Car Employees (the 'Cable Car Plan'), and (iv) such other salary or compensation plans as the Compensation Committee is designated to administer. The Compensation Committee met six times during 1998.

     The Performance Compensation Subcommittee (the 'Subcommittee' or the 'Performance Committee') of the Compensation Committee is composed of Messrs. Schwab, Chajet and Silverman. The Subcommittee was established in August 1997 to assume certain functions which were previously the responsibility of the Compensation Committee. The Subcommittee's principal function is to administer the Triarc Companies, Inc. 1993 Equity Participation Plan, as amended (the '1993 Plan'), the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the 'TBHC Option Plan'), the 1998 Equity Participation Plan (the '1998 Plan') and, if approved by the Company's stockholders, the 1999 Executive Bonus Plan (the '1999 Executive Bonus Plan' or the '1999 Plan'). The Subcommittee met three times in 1998.

COMPENSATION OF DIRECTORS

     Each non-management director of the Company receives an annual retainer of $25,000 for serving on the Board. In addition, each non-management director of the Company also receives $1,000 for each meeting of the Board or of a committee (or subcommittee) of the Board that such director attends. Under the 1998 Plan each non-management director may elect to have all or a portion of the annual retainer and these fees paid in shares of Class A Common Stock rather than in cash. See 'Executive Compensation -- Certain Employment Arrangements with Executive Officers' below for certain information relating to compensation of the Company's management directors.

     In addition, pursuant to the 1998 Plan, each director of the Company who is not also an employee of the Company or any subsidiary receives options to purchase 15,000 shares of Class A Common Stock on the date of his initial election or appointment to the Board of Directors. On the date of each subsequent annual meeting of stockholders of the Company at which a director is reelected, such director receives options to purchase 3,000 shares of Class A Common Stock.

     For information concerning certain (i) litigation involving certain current and former directors and (ii) fees paid to certain current and former directors of Triarc and related matters, see 'Item 3. Legal Proceedings' in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1999 (the 'Form 10-K') and 'Item 1. Legal Proceedings' in the Company's Quarterly Report on
Form 10-Q for the fiscal quarter ended July 4, 1999 (the 'Form 10-Q'), which information is incorporated by reference herein.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires Triarc's directors, executive officers, and persons who own more than ten percent of Triarc's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the 'SEC') and the New York Stock Exchange. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish Triarc with copies of all Forms 3, 4 and 5 they file.

     Based solely on Triarc's review of the copies of such forms it has received, or written representations from certain reporting persons that no Form 5s were required for these persons, Triarc believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to 1998.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth the beneficial ownership as of August 11, 1999 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock (constituting the only class of voting capital stock of the Company), each director of the Company and nominee for director of the Company who has such ownership, each executive officer whose name appears in the Summary Compensation Table below (the 'Named Officers') who was an executive officer of the Company as of August 11, 1999 and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                           AMOUNT AND
                NAME AND ADDRESS OF                        NATURE OF
                  BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP             PERCENT OF CLASS
                  ----------------                    --------------------             ----------------
DWG Acquisition Group, L.P. ........................    5,982,867 shares(1)                  30.6%
  1201 North Market Street
  Wilmington, DE 19801
Nelson Peltz .......................................    7,265,233 shares(1)(2)(3)            34.9%
  280 Park Avenue
  New York, NY 10017
Peter W. May .......................................    6,856,334 shares(1)(2)               33.6%
  280 Park Avenue
  New York, NY 10017
William Ehrman .....................................    2,279,022 shares(4)                  11.6%
Frederick Ketcher
Jonas Gerstl
Frederic Greenberg
James McLaren
William D. Lautman
  300 Park Avenue
  New York, NY 10022
Hugh L. Carey.......................................       37,622 shares                   *
Clive Chajet........................................       33,300 shares(5)                *
Joseph A. Levato....................................      172,500 shares                   *
David E. Schwab II..................................       30,000 shares                   *
Jeffrey S. Silverman................................       37,691 shares                   *
Raymond S. Troubh...................................       45,500 shares                   *
Gerald Tsai, Jr.....................................       42,070 shares                   *
John L. Barnes, Jr..................................      190,667 shares                      1.0%
Eric D. Kogan.......................................      209,667 shares                      1.1%
Brian L. Schorr.....................................      228,657 shares                      1.2%
Directors and Executive Officers as a group
  (18 persons)......................................    9,376,091 shares                     41.3%

------------

*  Less than 1%

(1) The Company is informed that DWG Acquisition has pledged such shares to a financial institution on behalf of Messrs. Peltz and May to secure loans made to them.

(2) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Includes 21,200 shares owned by a family trust of which Mr. Peltz is a trustee and 2,600 shares owned by minor children of Mr. Peltz. Mr. Peltz disclaims beneficial ownership.

(4) The information set forth herein with respect to Messrs. Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman is based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Act on May 13, 1999 under the Exchange Act. The shares reflected include an aggregate of 2,147,045 shares of Class A Common Stock that Messrs. Ehrman, Ketcher, Gerstl, Greenberg, McLaren and Lautman may be deemed to beneficially own as general partners of EGS Associates, L.P., a Delaware limited partnership, EGS Partners, L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership, and FK Investments, L.P., a Delaware limited partnership. The shares reflected also include (i) 56,650 shares of Class A Common Stock owned directly by Mr. Ehrman and 55,927 shares of Class A Common Stock owned by members of Mr. Ehrman's immediate family and his sister-in-law; (ii) 8,400 shares of Class A Common Stock owned directly by Mr. Ketcher (iii) 1,500 shares of Class A Common Stock owned directly by Mr. Gerstl and his wife and 4,500 shares of Class A Common Stock owned by a member of Mr. Gerstl's immediate family; and (iv) 2,000 shares of Class A Common Stock owned directly by Mr. Greenberg and 3,000 shares of Class A Common Stock owned by a member of Mr. Greenberg's immediate family.

(5) Includes 1,300 shares owned by Mr. Chajet's wife, as to which shares Mr. Chajet disclaims beneficial ownership.
                            ------------------------
     The above beneficial ownership table includes options to purchase shares of Class A Common Stock which have vested or will vest within 60 days of August 11, 1999 by the following persons:

                                                                 NUMBER OF SHARES
                  NAME OF BENEFICIAL OWNER                    REPRESENTED BY OPTIONS
                  ------------------------                    ----------------------
Nelson Peltz................................................     1,231,666 shares
Peter W. May................................................       826,667 shares
Hugh L. Carey...............................................        25,500 shares
Clive Chajet................................................        25,500 shares
Joseph A. Levato............................................       144,500 shares
David E. Schwab II..........................................        25,500 shares
Jeffrey S. Silverman........................................          --
Raymond S. Troubh...........................................        25,500 shares
Gerald Tsai, Jr.............................................        28,500 shares
John L. Barnes, Jr..........................................       186,667 shares
Eric D. Kogan...............................................       195,667 shares
Brian L. Schorr.............................................       221,667 shares
Directors and Executive Officers as a group
  (18) persons..............................................     3,139,500 shares

     The beneficial ownership table does not include 5,997,622 shares of Triarc's non-voting Class B Common Stock owned as of August 11, 1999 by entities controlled by Victor Posner (collectively, the 'Posner Entities'). All such shares of Class B Common Stock are convertible without restriction into an equal number of shares of Class A Common Stock if they are sold to a third party unaffiliated with the Posner Entities. If such 5,997,622 shares of the Class B Common Stock had been converted into shares of Class A Common Stock as of August 11, 1999, such shares would have constituted approximately 23.5% of the then outstanding shares of Class A Common Stock. Subsequent to August 11, 1999, Triarc entered into a definitive agreement with the Posner Entities to acquire all of the Class B Common Stock. It is anticipated that one-third of such shares will be acquired by Triarc in August 1999. The agreement further provides that one-half of the remaining shares of Class B Common Stock will be acquired by Triarc on or before the first anniversary of the initial purchase and the balance of such shares will be purchased on or before the second anniversary of the initial purchase. (Each of the purchase dates is subject to extension in certain limited circumstances.) None of the directors or nominees for directors of the Company or the Named Officers beneficially owned any Class B Common Stock as of August 11, 1999. Except for the arrangements relating to the shares described in footnote (1) to the beneficial ownership table, there are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE COMPENSATION SUBCOMMITTEE

     Introduction. This report to stockholders presents an overview of the charter of the Compensation Committee of the Board of Directors (the 'Compensation Committee') and of the Company's compensation philosophy. It also discusses the Compensation Committee's compensation related decisions in respect of fiscal 1998 performance. Because certain functions of the Compensation Committee were transferred to the Performance Compensation Subcommittee (the 'Subcommittee' or the 'Performance Committee') beginning in August 1997, the Subcommittee joins in this report.

     The Compensation Committee's Role. The Compensation Committee is responsible for reviewing and approving the compensation program for the executive officers of the Company (the 'Executive Compensation Program') and administering the 1997 Plan and the Cable Car Plan. The Compensation Committee administered the 1993 Plan until August 1997 when the Subcommittee was established. The Subcommittee's principal function is to administer the 1998 Plan, the TBHC Option Plan and the 1993 Plan (which expired by its terms in April 1998). The Subcommittee will administer the 1999 Executive Bonus Plan if approved by the stockholders.

     The Company's Executive Compensation Program is designed to motivate executives to achieve the Company's business objectives, with a particular emphasis on building the value of the Company. Certain of the Company's executive officers were in 1998, and are currently, employed pursuant to multi-year employment agreements, the purpose of which is to retain the services of such officers for extended periods. The minimum salary to which each such executive officer is entitled is specified in the employment agreement, but the cash bonuses for such executive officers, which is a major part of an executive officer's cash compensation, and awards of stock options for executive officers, are approved by either the Compensation Committee or the Subcommittee, each of which are comprised entirely of non-management directors; and in the case of Mr. Roland C. Smith (the former President and Chief Executive Officer of the Triarc Restaurant Group), his annual bonus and mid-term cash incentive plan payment were made pursuant to plans which provide that payments are made if, among other things, certain predetermined financial goals are met. The principal terms of the employment agreements of certain executive officers are described under 'Certain Employment Arrangements with Executive Officers,' below.

     To fulfill its principal function, the Compensation Committee specifically reviews and approves each of the elements of the Executive Compensation Program and will continually assess the effectiveness of the program as a whole. This includes reviewing the design of the Company's various incentive plans for executive officers and assessing the competitiveness of the overall Executive Compensation Program. From time to time, the Company retains external compensation consultants to advise it with respect to competitive pay levels and the development and design of compensation plans.

     Overall Objectives of the Executive Compensation Program. The Executive Compensation Program is designed to help the Company retain, motivate and recruit the executive officers needed to build the value of the Company. The Company's explicit objective is to pay at levels required to secure the exceptionally talented executive officers, in particular, and employees, in general, necessary to achieve long-term financial, strategic and stock price growth. Since one of the Company's objectives is rapid growth, both by internal expansion and through acquisitions, the Company has recruited the executive talent required to run a company which is larger than the Company in its present form.

     Toward that end, the Executive Compensation Program is designed to provide:

      Levels of compensation that are highly competitive with those provided in the various markets in which the Company competes for its executive resources.

      Incentive compensation that:

           varies in a consistent and predictable manner with the financial performance of the Company and/or its various business units;

           varies in a consistent and predictable manner with the stock price performance of the Company; and

           effectively rewards individual performance.

     In approving and administering the Executive Compensation Program, the Compensation Committee, acting on behalf of the stockholders, seeks an appropriate balance among these objectives, the most important of which are discussed in greater detail below.

     Providing Highly Competitive Levels of Compensation. The Company provides its executive officers with a total compensation package that -- at expected levels of performance -- is generally intended to be highly competitive with compensation packages provided to executives in the consumer products and food and beverage industries (as adjusted to reflect the Company's size, inclusive of system-wide franchise sales and the sale of carbonated soft drinks in the finished goods market) who hold comparable positions or have similar qualifications. In addition, such compensation takes into account the highly unusual roles and combinations of responsibilities undertaken by Triarc's executive officers, as well as their individual performance and contribution to the success of the Company. The Company has designed salary and incentive programs intended to attract exceptionally high-caliber executives and is committed to paying these same executives a substantial portion of their compensation based on the Company and business unit performance.

     To establish appropriate competitive frames of reference, the Company looks toward pay levels offered by leading-performance companies in the relevant markets for executive talent. The Company periodically assesses an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, compensation surveys and external compensation consultants. The Company's review of competitive compensation levels incorporates a case-by-case approach that considers each position's relative content, accountabilities and scope of responsibility. The Company also takes into account its businesses, current size and expected growth, expected contributions from specific executives and other similar factors. For senior executive corporate officers, this review includes an examination of pay data for comparable positions within the food and beverage industries, as well as data for general industry companies and pay data for individuals with backgrounds comparable to such officers. Comparisons for senior unit officers were made to compensation rates for analogous positions in general industry, as appropriate to each unit's business, viewing each unit's senior executive officer as a senior executive officer of a stand alone company. The Compensation Committee paid particular attention to each position's specific mix and scope of responsibilities relative to those for the surveyed positions.

     The Compensation Committee is aware that companies selected for compensation comparison purposes differ from those used for relative stockholder return comparison purposes in this proxy statement's performance graph. The Compensation Committee believes stockholders' interests are best served by providing compensation necessary to attract needed exceptional executive talent from relevant labor markets and that, in many cases, this talent will be attracted from companies that are not included in the peer group index in the performance graph set forth below. The Compensation Committee believes this executive resources strategy will help enable the Company to exhibit attractive long-term stockholder returns.

     While the expected value of an executive's compensation package is set at a highly competitive level, each executive officer's pay package places a significant portion of pay at risk, and the actual value of the package will exceed or fall below this level depending on actual Company results. The Company is committed to the pay-for-performance philosophy and has implemented an Executive Compensation Program which ensures that stockholders receive performance-for-pay.

     Ensuring Incentive Compensation Varies With Performance. The Executive Compensation Program is designed to ensure that incentive compensation varies in a consistent and predictable manner with the financial performance of the Company and/or its business units and strategic accomplishments. Awards paid under the Company's annual and long-term incentive plans will be tied to the Company's and its business units' short- and long-term financial performance and strategic accomplishments of the Company.

     The Company's various incentive plans each serve slightly different purposes and, as such, employ different measures of performance and cover different periods of time. Accordingly, an executive officer's total compensation will not typically vary based on any single measure of Company or business unit performance over a particular period of time. However, in combination, these plans provide a powerful incentive -- focusing management attention on those measures important to stockholders and rewarding participants based on the Company's performance and their individual achievements.

     The Company also believes that effectively rewarding individual performance helps drive managers to contribute in ways that enhance the financial and stock performance of the Company and its various business units. Although the Executive Compensation Program provides compensation that varies with financial performance and strategic accomplishments, an executive officer's incentive awards may also be influenced by qualitative assessments of Company, business unit and individual performance, as appropriate. For all executive officers, these assessments are made by either the Compensation Committee or the Subcommittee, as appropriate.

     Overview of the Executive Compensation Program. The Executive Compensation Program is comprised of three principal elements: (i) the base salary program,
(ii) the annual incentive program and (iii) the long-term incentive program (consisting of the mid-term plans for certain subsidiary executive officers and key employees discussed below and equity based awards). Each of these is designed and administered with the explicit purpose of furthering the stockholders' interests by facilitating the employment of highly-talented executives and motivating them to achieve exceptional levels of performance. An overview of each of these elements and how each is intended to support stockholder interests is provided below.

          Base Salary Compensation. The Company's base salary program is intended to provide base salary levels that are competitive in the external market for executive talent and reflect an individual's ongoing performance. Base salaries are periodically adjusted based on the executive's performance, the Company's overall financial performance and expected salary increases in the market for executive talent.

     The Company believes the mix of elements in the Executive Compensation Program is appropriate, and will periodically review base salary levels, their relationship to the competitive market and to the other components of the program.

          Annual Incentive Compensation. The annual cash incentive plans for executive officers and key employees of certain of the Company's principal business units (each an 'Annual Plan') provide competitive annual pay opportunities with amounts payable being linked to the Company's and/or business unit's annual financial performance, and to the individual's annual performance. Each Annual Plan sets annual incentive target awards at levels that are competitive in the context of the Company's total Executive Compensation Program, and the appropriate mix of variable and fixed compensation. Financial performance is assessed annually against pre-set financial and strategic objectives.

     Each such executive's or key employee's individual performance award is tied to performance measures most appropriate to his or her responsibilities. To reinforce the need for teamwork and focus attention on overall Company objectives, all participants have a significant portion of their award tied to corporate or unit financial performance, as defined by operating income and other measures selected at the outset of each plan year. For additional information regarding the Annual Plan, see 'Certain Employment Arrangements with Executive Officers -- Cash Incentive Plans,' below.

     In addition, annual incentives for the Company's executive officers (other than the Chairman and Chief Executive Officer and President and Chief Operating Officer) are determined by the Compensation Committee on a discretionary basis, based on interim and year-end reviews of performance relative to strategic and financial objectives and stock price growth. From time to time, the Compensation Committee may award discretionary bonuses based on performance to the Company's executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of such individual's contribution.

     The Compensation Committee believes that the Annual Plan plays a critical role in the Company's ability to attract desired executives and motivate them toward aggressive levels of performance.

          Long-Term Incentive Compensation. The Company provides the executive officers and key employees of its principal business units with incentives linked to longer-term business unit and corporate performance through the 1998 Plan, the 1997 Plan, and, in the case of key employees of the Triarc Restaurant Group (Arby's), through a mid-term cash incentive plan (the 'Mid-Term Plan'). In addition, in August 1997, Triarc Beverage Holdings Corp. ('TBHC'), a wholly owned subsidiary of Triarc, adopted the TBHC Option Plan which provides for the grant of options to purchase shares of TBHC common stock. In 1998, grants were made under the TBHC Option Plan to executive officers and certain key employees of TBHC, including the individuals named in the Summary Compensation Table below (other than Mr. Roland Smith). Each of these plans is intended to provide competitive long-term incentive opportunities, enable participants to build significant wealth when meaningful stockholder wealth has been created, and link a significant portion of total pay to the Company's long-term stock performance and, as appropriate, to business unit longer-term financial performance and value.

     The Mid-Term Plan for executive officers and key employees of the Triarc Restaurant Group provides for cash awards to participants based on the unit's profit over a three-year period. A pool is created based upon the amount by which the unit's actual profit reaches or exceeds a targeted level.

     The 1998 Plan, which replaced the 1993 Plan, provides senior corporate and business unit managers and key employees, including the individuals named in the Summary Compensation Table below, with stock-based incentives. Similarly, the 1997 Plan provides incentives to non-officer key employees of the Company and key employees of the Company's subsidiaries. Although the 1998 Plan and the 1997 Plan are generally designed to provide periodic grants of options on the Class A Common Stock, the 1998

Plan also provides for the use of restricted stock awards. No restricted stock awards were made in respect of fiscal 1998. Overall, these plans are intended to provide competitive long-term incentive opportunities and tie long-term financial gain to increases in the Company's stock price.

     Other Executive Compensation. In addition, the Company provides executive officers with benefits and perquisites such as a 401(k) plan, health and life insurance benefits and, in certain cases, tax and financial planning advice, automobile allowances and club dues. Overall, the Compensation Committee believes the provided levels of benefits and perquisites are necessary and competitive and, in combination with the previously mentioned compensation elements, facilitate the Company's ability to secure the needed executive talents.

     Adoption of CEO and COO Compensation Arrangements. In April 1993, the Compensation Committee adopted compensation arrangements for the Company's Chairman and Chief Executive Officer and President and Chief Operating Officer that included base salaries of $1 per year and incentive compensation on a discretionary basis. In addition, at that time, the Compensation Committee approved for such executives up-front stock option grants. The employment and compensation arrangements for Messrs. Peltz and May expired by their terms in April 1999. In June 1999, the Subcommittee, pursuant to a delegation of authority from the Board of Directors, adopted the 1999 Executive Bonus Plan, subject to stockholder approval. Messrs. Peltz and May will, and other senior executives are expected to, participate in such Plan. The Company is in the process of negotiating new long term employment and compensation arrangements with each of Messrs. Peltz and May. For additional information, see 'Certain Employment Arrangements with Executive Officers.'

     In April 1994, the Compensation Committee approved, subject to approval by the stockholders of appropriate amendments to the 1993 Plan (which amendments were approved by Triarc's stockholders on July 9, 1994), grants for the Chairman and Chief Executive Officer and the President and Chief Operating Officer of 'performance stock options' for an aggregate of 3,500,000 shares of Class A Common Stock. These options were granted in lieu of base salary, annual performance bonus and long term compensation for a six-year period commencing April 1993. The options have an exercise price of $20.125 per share and will vest and become exercisable as follows: if the closing price of a share of Class A Common Stock is at least $27.1875 (approximately 135% of the exercise price) for 20 out of 30 consecutive trading days ending on or prior to March 30, 1999, each such option will vest and become exercisable as to one third of the shares subject to the option (the stock price required for such accelerated vesting was not met); if the closing price of a share of Class A Common Stock is at least $36.25 (approximately 180% of the exercise price) for 20 out of 30 consecutive trading days ending on or prior to March 30, 2000, each such option will vest and become exercisable as to one third of the shares subject to the option; and if the closing price of a share of Class A Common Stock is at least $45.3125 (approximately 225% of the exercise price) for 20 out of 30 consecutive trading days ending on or prior to March 30, 2001, the options will vest and become exercisable as to one third of the shares subject to the option. In addition to early vesting in the event such closing price levels are attained, each such option initially was to vest and become exercisable after 14 years and 6 months even if Class A Common Stock did not so appreciate and to have a term of 15 years from the date of grant. In March 1995, in order to meet certain requirements of the Securities and Exchange Commission necessary to obtain favorable accounting treatment with respect to the performance stock options, the Compensation Committee and the Board of Directors each unanimously approved (with Messrs. Peltz and May abstaining) amendments to the performance stock options granted to Messrs. Peltz and May, which amendments provided that
(a) such options will vest in 9 years and 6 months, rather than 14 years and 6 months, if the closing price levels described above are not obtained and
(b) such options will have a
term of 10 years, rather than 15 years, from the date of grant. Additionally, the performance stock options that are exercisable immediately prior to termination of the optionee's employment remain exercisable after termination of the optionee's employment during the period of 90 days immediately following such termination, except upon termination for cause. Upon the optionee's death while employed by Triarc or upon the optionee's death during the 90 days following the optionee's termination of employment (other than for cause), the portion of the options exercisable immediately prior to death will remain exercisable until the earlier of one year after the optionee's death or the expiration of the option.

     Consistent with the discussion above, the Chairman and Chief Executive Officer and the President and Chief Operating Officer each received a base salary of $1 during fiscal 1998 but did not receive any annual incentive bonuses with respect to fiscal 1998, nor did they receive any Triarc stock option grants with respect to such fiscal year. However, Messrs. Peltz and May did receive grants of options under the TBHC Option Plan (which are set forth in the Summary Compensation Table). The factors considered in determining the size of the TBHC stock option grants to Messrs. Peltz and May were the stock option guidelines established for all participants in the TBHC Option Plan (see 'Grant of Equity-Based Incentives for Fiscal 1998,' below), as well as Messrs. Peltz's and May's respective performance and contribution to the Triarc Beverage Group. The Compensation Committee believes that the grants of such TBHC stock options provide a meaningful and compelling incentive to the Chairman and Chief Executive Officer and the President and Chief Operating Officer to take actions that result in increases in stockholder value.

     The Omnibus Budget Reconciliation Act of 1993 (the 'Tax Act') included a provision (Section 162(m)) which may preclude a publicly held corporation from deducting annual compensation in excess of $1,000,000 paid to certain of its highly compensated officers. There are, however, certain exceptions for qualified performance based compensation (including stock options and stock appreciation rights) if certain conditions are met. Although the Company intended that the 'performance stock options' granted to the Chairman and Chief Executive Officer and the President and Chief Operating Officer satisfy these conditions, there can be no assurance that they do satisfy such conditions. The Compensation Committee is convinced that the performance incentive provided by the performance stock options is in the stockholders' best interest, irrespective of their treatment under the Tax Act.

     Bonuses for Fiscal 1998. The Compensation Committee reviewed the fiscal 1998 performance of executive corporate officers (other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer) and approved bonuses for such executives. The bonuses primarily reflected individual qualitative executive contributions based upon the level of the executive's responsibilities, the efficiency and effectiveness with which the executive oversaw the matters under such executive's supervision, and the degree to which such executive contributed to the accomplishment of the Company's goals. Since these officers have overall corporate policy-making and administrative responsibilities, and do not directly oversee principal operating units of the Company, the Compensation Committee's assessment of these executives relates generally to their performance and accomplishment of personal goals and the Company's achievements as a whole. In fiscal 1998, the Company had significant strategic and financial accomplishments. These accomplishments had a significant impact on the assessment of the annual incentive compensation for all of the Company's executive corporate officers (other than the Chairman and Chief Executive Officer and President and Chief Operating Officer). The Compensation Committee considered a variety of factors, including these accomplishments, in making its compensation decisions and no specific weighting was assigned to any one of those factors or those accomplishments over others in determining bonuses paid to the executive officers with respect to fiscal 1998; however, the Compensation Committee did compare accomplishments with respect to fiscal 1998 (in particular, the size, number and complexity of strategic accomplishments) with those with respect to fiscal 1997 and, accordingly, awarded bonuses with respect to fiscal 1998 that were approximately 10% less than those awarded with respect to the prior fiscal year.

     Grant of Equity-Based Incentives for Fiscal 1998. The Subcommittee approved stock option grants under the 1998 Plan and the TBHC Option Plan in respect of fiscal 1998 performance to selected corporate and business unit managers because of the services performed by these individuals on behalf of the Triarc Beverage Group and the Subcommittee's determination that it was in the best interest of stockholders to provide significant equity incentives to the Company's management team. Accordingly, in March 1999 the Subcommittee approved stock option grants under the 1998 Plan to selected officers and certain key employees, but not to Messrs. Peltz and May. In addition, in July 1998, the Subcommittee approved stock option grants under the TBHC Option Plan to executive officers and certain key employees of TBHC (including the individuals named in the Summary Compensation Table below (other than Mr. Roland Smith)). In light of the fact that TBHC is a wholly owned subsidiary of the Company and there is no public market for TBHC common stock, these grants were made at the fair market value of $191.00 as determined by an independent third-party appraiser. In May 1999, in accordance with the terms of the TBHC Option Plan, the Subcommittee equitably adjusted the exercise price of all outstanding options under the TBHC Option Plan to reflect the effects of the transfer of cash and deferred tax assets from TBHC to Triarc and the transfer of Cable Car Beverage Corporation ('Cable Car') to TBHC. As a result, the exercise price of the TBHC options granted in July 1998 was equitably adjusted from $191.00 per share to $138.83 per share, and holders of such options may be entitled to a cash payment of $39.40 per share if they exercise their options or their right to resell their shares to TBHC. One-third of these initial grants will vest on each of July 1, 1999, 2000 and 2001, and such options will expire on the tenth anniversary of the date of grant. The option grants to named executive officers under the TBHC Option Plan are included in the Summary Compensation Table below. Such awards were made after a review of the exercise prices, numbers and dates of their previous option awards and the option awards made to other executive officers. Although there are no precise targets with respect to the number of stock options, the Subcommittee believes that the higher the level of an executive's responsibilities, the larger the stock based component of his compensation should be.

     Section 162(m) Considerations. The Company's general policy is to award compensation to individuals pursuant to plans that satisfy the requirements of
Section 162(m) of the Code. Nevertheless, each of the Compensation Committee and Subcommittee believes it is important to maintain the discretion to authorize compensation that does not satisfy the requirements of Section 162(m). Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. The Company anticipates that all of the compensation paid to executive officers with respect to fiscal 1998 will qualify for income tax deductibility under
Section 162(m).

     Summary. The Compensation Committee believes the Executive Compensation Program, through the Compensation Committee's administration of the elements of the program, will help ensure the Company's ability to retain, motivate and attract the executive resources required to maximize stockholder returns. The Company's competitive pay philosophy facilitates the employment of talented executives. The emphasis on variable pay and the link to both short- and long-term results, as well as financial and stock performance, links this competitive pay to critical measures of Company performance. In combination, all these elements act in the best interests of the Company's stockholders.

      The Compensation Committee           Performance Compensation Subcommittee
        David E. Schwab II, Chairman         David E. Schwab II, Chairman
        Clive Chajet                         Clive Chajet
        Joseph A. Levato                     Raymond S. Troubh
        Raymond S. Troubh

INTRODUCTION TO SUMMARY COMPENSATION TABLE

     The Summary Compensation Table sets forth salary of, cash bonus awards as well as non-cash awards granted under the 1993 Plan, the 1998 Plan and the TBHC Option Plan with respect to the year ended December 31, 1996, the fiscal year ended December 28, 1997 and the fiscal year ended January 3, 1999 to, Triarc's Chairman and Chief Executive Officer, President and Chief Operating Officer and to four of the other executive officers of Triarc who constituted Triarc's most highly compensated executive officers during fiscal 1998 (the 'Named Officers').

     Messrs. Peltz and May serve as directors and officers of Triarc and several of its subsidiaries, and Messrs. Barnes, Kogan and Schorr serve as officers of Triarc and officers and directors of several of its subsidiaries. All compensation set forth in the Summary Compensation Table for Messrs. Peltz, May, Barnes, Kogan and Schorr (other than the options granted under the TBHC Option
Plan) was paid by Triarc and represents amounts paid for services rendered to Triarc and its subsidiaries, except that Mr. Barnes was employed by, and substantially all of his compensation was paid by, Graniteville Company until it was sold by the Company in April 1996. Mr. Smith served as a director and officer of the Triarc Restaurant Group until his resignation effective May 7, 1999. All compensation set forth in the Summary Compensation Table for Mr. Smith was paid by the Triarc Restaurant Group for services rendered to it. All non-cash awards granted to any Named Officer were made by Triarc except for certain awards made pursuant to the TBHC Option Plan. Additional information with respect to the compensation arrangements for the Chairman and Chief Executive Officer and the Named Officers is set forth below under 'Certain Employment Arrangements with Executive Officers.' No restricted stock awards were made to any of the Named Officers during 1996, 1997, or fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                 ---------------------------------------------------
                                                                      OTHER ANNUAL
 NAME AND PRINCIPAL POSITION      PERIOD     SALARY($)   BONUS($)    COMPENSATION($)
 ---------------------------      ------     ---------   --------    ---------------
Nelson Peltz .................     1998             1       --            329,067(7)
  Chairman and Chief Executive     1997             1       --            429,872(7)
  Officer of Triarc                1996             1    2,000,000(2)     339,490(7)

Peter W. May .................     1998             1       --            134,173(8)
  President and Chief              1997             1       --            153,288(8)
  Operating Officer of Triarc      1996             1    1,000,000(2)     164,469(8)

Roland C. Smith* .............     1998       381,250      360,000               (9)
  Former President and Chief       1997       317,552       270,00               (9)
  Executive Officer of Triarc      1996       222,917      175,000               (9)
  Restaurant Group

John L. Barnes, Jr. ..........     1998       300,000      585,000(3)            (9)
  Executive Vice President and
  Chief Financial Officer of       1997       300,000      650,000(3)            (9)
  Triarc                           1996       271,554      970,000(4)    269,893(10)

Eric D. Kogan ................     1998       289,583      595,417(3)            (9)
  Executive Vice President --
  Corporate Development of         1997       250,000      700,000(3)            (9)
  Triarc                           1996       250,000      450,000(5)            (9)

Brian L. Schorr ..............     1998       312,500      585,000(3)            (9)
  Executive Vice President and
  General Counsel of Triarc        1997       312,500      650,000(3)(6)         (9)
                                   1996       312,500      450,000(5)            (9)
                                             LONG TERM COMPENSATION
                                -------------------------------------------------
                                      AWARDS          PAYOUTS
                                ------------------   ----------
                                    SECURITIES
                                    UNDERLYING          LTIP         ALL OTHER
 NAME AND PRINCIPAL POSITION    OPTIONS/SARS(#)(1)   PAYOUTS($)   COMPENSATION($)
 ---------------------------    ------------------   ----------   ---------------
Nelson Peltz .................        26,000(11)        --            --
  Chairman and Chief Executive       150,000            --            --
  Officer of Triarc                  175,000            --            --

Peter W. May .................        13,000(11)        --            --
  President and Chief                100,000            --            --
  Operating Officer of Triarc        125,000            --            --

Roland C. Smith* .............        50,000          335,000          4,000(12)
  Former President and Chief          50,000            --             3,200(12)
  Executive Officer of Triarc         35,000            --             1,500(12)
  Restaurant Group

John L. Barnes, Jr. ..........        50,000            --             7,200(12)
  Executive Vice President and         6,600(11)
  Chief Financial Officer of          50,000            --             6,400(12)
  Triarc                             150,000           28,667          8,187(13)

Eric D. Kogan ................        50,000            --             7,200(12)
  Executive Vice President --          6,600(11)
  Corporate Development of            50,000            --             6,400(12)
  Triarc                             150,000           69,000          5,250(12)

Brian L. Schorr ..............        50,000            --            11,187(14)
  Executive Vice President and         6,600(11)
  General Counsel of Triarc           50,000            --            10,387(14)
                                     120,000           57,500          7,115(14)

------------

* Mr. Smith resigned effective May 7, 1999 as President and Chief Executive Officer of the Triarc Restaurant Group.

 (1) Except as otherwise noted, all stock option grants were made pursuant to the 1993 Plan or 1998 Plan. The option grants under the 1998 Plan with respect to fiscal 1998 were made on March 15, 1999.

 (2) Represents special bonuses paid to Messrs. Peltz and May in connection with the completion of certain transactions. Mr. Peltz' bonus was paid one-half in August 1996 and one-half in March 1997.

 (3) Includes special bonuses paid to each of Messrs. Barnes, Kogan and Schorr in connection with the completion of certain transactions.

 (4) Includes a one-time special payment of $890,000 paid in 1996 to Mr. Barnes in his capacity as Executive Vice President and Chief Financial Officer of the Company's textile business in connection with the sale of such business in April 1996. In March 1997, Mr. Barnes chose to receive additional stock options instead of a cash bonus that might otherwise have been granted to him at that time with respect to fiscal 1996. Such stock options are included under the heading 'Long Term Compensation -- Securities Underlying Options/SARs.'

 (5) Includes special bonuses paid to each of Messrs. Kogan and Schorr in 1996 in connection with the completion of certain transactions. In March 1997, each of Messrs. Kogan and Schorr chose to receive additional stock options instead of a cash bonus that might otherwise have been granted to
                                              (footnotes continued on next page)

(footnotes continued from previous page) them at that time with respect to fiscal 1996. Such stock options are included under the heading 'Long Term Compensation -- Securities Underlying Options/SARs.'

 (6) Such amount constitutes Mr. Schorr's aggregate bonus with respect to fiscal 1997, $600,000 of which was paid in January 1998 as an advance against such bonus, with the balance being paid in March 1998.

 (7) Includes imputed income of $266,837, $233,856 and $225,668 arising out of the use of corporate aircraft in fiscal 1998, fiscal 1997 and 1996, respectively.

 (8) Includes imputed income of $77,138, $85,841 and $98,729 arising out of the use of corporate aircraft in fiscal 1998, 1997 and 1996, respectively, and fees of $40,000 paid by Triarc on behalf of Mr. May for tax and financial planning services in each of fiscal 1998, 1997 and 1996.

 (9) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of 'Salary' and 'Bonus.'

(10) Includes a payment of $111,500 made to Mr. Barnes in his capacity as Executive Vice President and Chief Financial Officer of the Company's textile business in connection with the sale of such business in April 1996, and relocation related costs of $154,018.

(11) Represents grants of options made pursuant to the TBHC Option Plan.

(12) Represents amounts contributed to 401(k) plan by Triarc (Arby's, in the case of Mr. Smith) on behalf of the Named Officer.

(13) Represents amounts contributed to 401(k) plan by Triarc of $5,250 for 1996 and by Graniteville Company of $2,937 in 1996.

(14) Includes $7,200, $6,400 and $3,128 contributed to 401(k) plan by Triarc on behalf of Mr. Schorr in fiscal 1998, 1997 and 1996, respectively, and $3,987, $3,987 and $3,987 of other compensation paid by Triarc in an amount equal to premiums for term life insurance in fiscal 1998, fiscal 1997 and 1996, respectively.

CERTAIN EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Nelson Peltz and Peter W. May. Since April 1993, Nelson Peltz and Peter W. May have been serving Triarc as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively. Under the terms of their original employment and compensation arrangements, which expired by their terms in April 1999, each of them received an annual base salary of $1.00. In addition, Messrs. Peltz and May participated in the incentive compensation and welfare and benefit plans made available to Triarc's corporate officers. See 'Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements' above. The Company is currently negotiating new long term employment and compensation arrangements with Messrs. Peltz and May. Under the agreements, which will have 5 year terms, subject to automatic renewal, Messrs. Peltz and May will receive annual base salaries of $1,400,000 and $1,200,000, respectively. In addition, the new employment agreements will provide, among other things, that Mr. Peltz and Mr. May are eligible to: participate in the 1999 Executive Bonus Plan (see 'Proposal 2. Approval of the Triarc Companies, Inc. 1999 Executive Bonus Plan'); receive discretionary bonuses, as may be awarded from time to time; participate in equity based incentive plans of Triarc and it subsidiaries; and participate in the incentive compensation and welfare and benefit plans made available to Triarc corporate officers.

     John L. Barnes, Jr. Pursuant to an employment agreement dated as of April 29, 1996 (as amended), Mr. Barnes is employed as Executive Vice President and Chief Financial Officer of the Company for a term ending June 29, 2000, unless otherwise terminated as provided therein. Mr. Barnes receives an annual base salary of $300,000 per year, subject to increase but not decrease from time to time. In addition, Mr. Barnes is eligible to receive annual cash bonuses and stock option awards on a basis comparable to other senior executives of Triarc. In the event Mr. Barnes' employment with the Company is terminated prior to June 29, 2000 without good cause, the Barnes Employment Agreement provides that Triarc shall pay Mr. Barnes (1) a lump sum within thirty days of the date of his termination equal to one-half of his then current base salary that would otherwise have been payable to him through June 29, 2000, and (2) commencing six months after the date of his termination a sum equal to one-half of his annual base salary in effect on the date of termination that would otherwise have been paid to him from the date of termination through June 29, 2000, such amount to be payable semi-monthly through June 29, 2000. Mr. Barnes will also be reimbursed for any loss on the sale of his home, up to $150,000 and will be eligible for certain relocation expenses in the event his employment is terminated without cause or Triarc does not renew the Barnes Employment Agreement at the end of its term. In addition, if Mr. Barnes' employment is terminated without cause each stock option granted to him which had not vested as of the termination date shall vest immediately as of such date and each stock option which has vested prior to or as of the termination date may be exercised by Mr. Barnes within the earlier of one year or on the date of which such option expires. The Barnes Employment Agreement further provides that in the event of a 'change of control' under the agreement, the Company is obligated to employ Mr. Barnes as an Executive Vice President, and he is obligated to accept and continue in the employment thereunder until the first anniversary of such change in control. Mr. Barnes has the right to resign as an officer and employee of Triarc effective as of the first anniversary of the change of control by giving written notice to Triarc not less than thirty days before such date and receive payments and other benefits as to which he would have been entitled had Triarc terminated his employment without good cause.

     Brian L. Schorr. On June 29, 1994, Triarc entered into an employment agreement with Brian L. Schorr providing for the employment of Mr. Schorr as Executive Vice President and General Counsel of the Company. The Schorr Employment Agreement expires on June 29, 2000. The Schorr Employment Agreement provides for an annual base salary of $312,500, which is subject to increase, but not decrease. Mr. Schorr is also eligible to receive annual incentive bonuses. The Schorr Employment Agreement also provides that if Mr. Schorr dies during the term of the agreement, his legal representative will be entitled to receive a 'Base Amount' calculated at an annual rate equal to the sum of
(1) Mr. Schorr's then current base salary plus (2) $250,000, for the remaining term of the agreement, if Triarc is able to procure, at a reasonable rate, term insurance on Mr. Schorr's life to pay such obligation, or if Triarc is not able to produce such insurance, an amount calculated at the annual rate of the Base Amount for the three-month period following Mr. Schorr's death. Triarc obtained such insurance to fund this obligation at an annual premium of approximately $3,000. Triarc has transferred ownership of such insurance policy to a trust established by Mr. Schorr and Mr. Schorr has, under certain circumstances, given up his right to have Triarc pay the Base Amount after his death. Pursuant to the Schorr Employment Agreement, if Mr. Schorr's employment terminates for any reason other than 'cause' under the agreement, options and restricted stock awards previously granted to Mr. Schorr will immediately vest in their entirety and remain exercisable for a period of one year following the date of such termination. The Schorr Employment Agreement also provides that if Triarc terminates Mr. Schorr's employment without cause, Mr. Schorr will receive a lump sum payment, discounted to present value, in an amount equal to (1) all base salary amounts due for the year of termination and for each remaining year of the Schorr Employment plus (2) an amount equal to the number of years of the Schorr Employment Agreement multiplied by $250,000. The Schorr Employment Agreement further provides that at the option of Mr. Schorr, the Schorr Employment Agreement shall be deemed to have been terminated by Triarc without cause following a 'change in control' under the agreement.

     CASH INCENTIVE PLANS

     The Triarc Beverage Group and the Triarc Restaurant Group have annual cash incentive plans (each, an 'Annual Incentive Plan') and the Triarc Restaurant Group has a mid-term cash incentive plan (the 'Mid-Term Incentive Plan') for executive officers and key employees.

     Each Annual Incentive Plan is designed to provide annual incentive awards to participants, with amounts payable being linked to whether the applicable company has met certain pre-determined financial goals and the performance of the participant during the preceding year. Under each Annual Incentive Plan, participants may receive awards of a specified percentage of their then current base salaries, which percentage varies depending upon the level of seniority and responsibility of the participant. Such percentage is set by the company's management in consultation with management of Triarc. The board of directors of each company, in consultation with management of Triarc and the Compensation Committee of the Triarc Board of Directors, may elect to adjust awards on a discretionary basis to reflect the relative individual contribution of the executive or key employee, to evaluate the 'quality' of the company's earnings or to take into account external factors that affect performance results. The board of directors of each company may also decide that multiple performance objectives related to the company's and/or the individual's performance may be appropriate and in such event, such factors would be weighted in order to determine the amount of the annual incentive awards. Each Annual Incentive Plan is administered by the respective company's board of directors and Triarc's management and may be amended or terminated at any time.

     Under the Mid-Term Incentive Plan, incentive awards are granted to participants if the Triarc Restaurant Group achieves an agreed upon profit over a three year performance cycle. During each plan year, an amount is accrued for each participant based upon the amount by which the company's profit for such year exceeds a certain minimum return. A new three-year performance cycle begins each year, such that after the third year the annual cash amount paid to participants pursuant to the Mid-Term Incentive Plan should equal the target award if the Triarc Restaurant Group's profit goals have been achieved for the full three-year cycle. Except as may otherwise be set forth in a participant's employment agreement, the board of directors of the Triarc Restaurant Group, together with Triarc's management and the Compensation Committee of Triarc's Board of Directors, may adjust an individual's award, upward or downward, based upon an assessment of the individual's relative contribution to the company's longer-term profit performance. The Mid-Term Incentive Plan may be amended or terminated at any time.

     In July 1999, the Performance Committee, pursuant to a delegation of authority from the Board of Directors, adopted the 1999 Executive Bonus Plan, subject to stockholder approval. For additional information regarding this proposed plan, see 'Proposal 2. Approval of the Triarc Companies, Inc. 1999 Executive Bonus Plan.'

     From time to time, the Compensation Committee of the Triarc Board may award discretionary bonuses based on performance to certain executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of each such individual's contribution.

     1993 EQUITY PARTICIPATION PLAN

     The 1993 Plan, which expired on April 24, 1998, provided for the grant of options to purchase Class A Common Stock (including performance stock options, which are described in 'Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements' above), stock appreciation rights ('SARs'), restricted shares of Class A Common Stock and, to non-employee directors of Triarc, at their option, shares of Class A Common Stock in lieu of annual retainer fees and/or Board of Directors or committee meeting attendance fees ('Fees') that would otherwise be payable in cash. Directors, selected officers and key employees of, and key consultants to, Triarc and its subsidiaries were eligible to participate in the 1993 Plan. A maximum of 10,000,000 shares of Class A Common Stock (subject to certain adjustments) were authorized to be delivered by the Company pursuant to options, SARs and restricted shares granted under the 1993 Plan. As of August 11, 1999, options to acquire a total of 8,330,682 shares of Class A Common Stock were outstanding under the 1993 Plan. The plan is administered by the Performance Compensation Subcommittee of the Triarc Board. The 1993 Plan was adopted on April 24, 1993, amended and restated on July 22, 1993, and, as amended and restated, was approved by Triarc's stockholders on October 27, 1993. The 1993 Plan was also amended on April 19, 1994, with further amendments which were approved by Triarc's stockholders on July 9, 1994 and on July 8, 1995. In addition, the 1993 Plan was amended by the Triarc Board during 1995, 1996 and 1997, which amendments did not require stockholder approval.

     1998 EQUITY PARTICIPATION PLAN

     The 1998 Plan was approved by Triarc's Board of Directors on March 10, 1998 and was approved by the stockholders on May 6, 1998. The 1998 Plan replaced the 1993 Plan which expired on April 24, 1998. The 1998 Plan provides for the granting of stock options, SARs and restricted stock to officers and key employees of, and consultants to, Triarc and its subsidiaries and affiliates. The 1998 Plan provides for automatic awards of options to non-employee directors of Triarc and permits non-employee directors to elect to receive all or a portion of their Fees in shares of Class A Common Stock. Subject to certain antidilution adjustments, a maximum of 5,000,000 aggregate shares of Class A Common Stock may be granted on the exercise of options or SARs or upon a director's election to receive Fees in Triarc shares pursuant to the 1998 Plan. In addition, the maximum number of shares of Class A Common Stock that may be granted to any individual in a calendar year is 1,000,000 shares. As of August 11, 1999, options to acquire 731,250 shares of Class A Common Stock were outstanding under the 1998 Plan. The 1998 Plan is administered by the Performance Compensation Subcommittee of Triarc Board of Directors. The term during which awards may be granted under the 1998 Plan will expire on April 30, 2003.

     TRIARC BEVERAGE HOLDINGS CORP. 1997 STOCK OPTION PLAN

     The TBHC Option Plan was approved by the Board of Directors of TBHC and by the Performance Compensation Subcommittee on August 19, 1997 and provides for the grant of options to acquire common stock of TBHC, a wholly owned subsidiary of the Company. Key employees, officers, directors and consultants of TBHC and its subsidiaries and affiliates, and of Triarc and its other subsidiaries and affiliates, are eligible to participate in the TBHC Plan. A maximum of 150,000 shares of TBHC common stock (subject to certain adjustments) are authorized to be delivered by TBHC pursuant to options granted under the plan, representing 15% of the outstanding shares of TBHC common stock determined on a fully-diluted basis. As of August 11, 1999, options to acquire 148,675 shares of TBHC common stock were outstanding under the TBHC Option Plan. The TBHC Option Plan is administered by the Performance Compensation Subcommittee. The term during which options may be granted under the TBHC Option Plan expires on August 18, 2007.

     1997 EQUITY PARTICIPATION PLAN

     The 1997 Plan was approved by the Executive Committee of the Board of Directors on December 11, 1997 and provides for the granting of stock options to purchase shares of Class A Common Stock. Participants in the 1997 Plan are limited to selected key employees and consultants of Triarc, its subsidiaries and affiliates who are important to the success and growth of the Company, its subsidiaries and affiliates, but who are not 'directors,' 'executive officers' or 'officers' of Triarc. A total of 500,000 shares of Class A Common Stock are reserved for issuance under the 1997 Plan. As of August 11, 1999, options to acquire 392,083 shares of Class A Common Stock were outstanding under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors. The term during which options may be granted under the 1997 Plan expires on December 11, 2002.

     OPTIONS GRANTED IN FISCAL 1998

     The following table sets forth certain information with respect to options to purchase shares of TBHC common stock granted to the Named Officers in the fiscal year ended January 3, 1999. No grants of options to purchase shares of Class A Common Stock were made under the 1993 Plan or the 1998 Plan to any Named Officer during fiscal 1998, although grants were made in March 1999 with respect to fiscal 1998 to each of the Named Officers, other than Messrs. Peltz and May. No SARs were granted to any of the Named Officers, and no stock options were exercised by any Named Officer during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                 GRANT DATE
                                                                    INDIVIDUAL GRANTS                              VALUE
                                           -------------------------------------------------------------------   ----------
                                            NUMBER OF        % OF TOTAL
                                            SECURITIES         OPTIONS               EXERCISE
                                            UNDERLYING       GRANTED TO              OR BASE                     GRANT DATE
                                           OPTIONS/SARS     EMPLOYEES IN              PRICE         EXPIRATION    PRESENT
                  NAME                     GRANTED(#)(1)    FISCAL YEAR(2)       ($ PER SHARE)(3)      DATE       VALUE(4)
-----------------------------------------  -------------    --------------       ----------------   ----------   ----------
Nelson Peltz.............................      26,000               36%              $191.00         06/10/08    $1,558,986
Peter W. May.............................      13,000               18%              $191.00         06/10/08    $  779,493
Roland C. Smith..........................           0                0%              $--               --        $   --
John L. Barnes, Jr.......................       6,600                9%              $191.00         06/10/08    $  395,743
Eric D. Kogan............................       6,600                9%              $191.00         06/10/08    $  395,743
Brian L. Schorr..........................       6,600                9%              $191.00         06/10/08    $  395,743

------------

(1) These options consist solely of options to purchase shares of TBHC common stock which were granted under the TBHC Option Plan on July 10, 1998. One-third of such options will vest on each of July 1, 1999, 2000, and 2001, and such options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(2) The percentages are based on the aggregate number of options granted in the fiscal year ending January 3, 1999 to purchase shares of TBHC common stock.

(3) In May 1999, in accordance with the terms of the TBHC Option Plan, the Subcommittee equitably adjusted the exercise price of all outstanding options under the TBHC Option Plan to reflect the effects of the transfer of cash and deferred tax assets from TBHC to Triarc and the transfer of Cable Car to TBHC. As a result, the exercise price of the TBHC options granted in July 1998 was equitably adjusted from $191.00 per share to $138.83 per share, and holders of such options may be entitled to a cash payment of $39.40 per share if they exercise their options or their right to resell their shares to TBHC.

(4) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used to calculate the present value of the option grants with respect to TBHC common stock:
       (a) assumed option term of seven years;
       (b) stock price volatility factor of .0001;
       (c) annual discount rate of 5.5%; and
       (d) no dividend payment.

   No discount to the Black-Scholes ratio was used with respect to each year an option remains unvested. The exercise price reflects the fair market value of the TBHC common stock on the date of grant as determined by an independent third party appraiser, and the volatility factor reflects the fact that, as a privately held subsidiary, the TBHC common stock does not have a public trading market. These estimated option values, including the underlying assumptions used in calculating them, constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks, uncertainties and other factors which may cause the actual value of the options to be materially different from those expressed or implied herein.

     OPTION VALUES AT END OF FISCAL 1998

     The following table sets forth certain information concerning the value as of January 3, 1999 of unexercised in-the-money options to purchase shares of Class A Common Stock and shares of TBHC common stock granted to the Named Officers outstanding as of the end of fiscal 1998.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                   NUMBER OF
                                                                                  SECURITIES            VALUE OF
                                                                                  UNDERLYING           UNEXERCISED
                                                                                  UNEXERCISED         IN-THE-MONEY
                                                                                    OPTIONS              OPTIONS
                                                                                   AT FISCAL            AT FISCAL
                                                       SHARES                      YEAR-END             YEAR-END
                                                      ACQUIRED                      1998(#)            1998($)(1)
                                                         ON         VALUE        EXERCISABLE/         EXERCISABLE/
                       NAME                           EXERCISE     REALIZED      UNEXERCISABLE        UNEXERCISABLE
                       ----                           --------     --------      -------------        -------------
Nelson Peltz
    Triarc Options.................................      -0-         -0-      1,173,333/2,316,667   2,287,041/389,084
    TBHC Options...................................      -0-         -0-            -0-/   26,000         -0-/    -0-
Peter W. May
    Triarc Options.................................      -0-         -0-        785,000/1,550,000   1,533,959/277,916
    TBHC Options...................................      -0-         -0-            -0-/   13,000         -0-/    -0-
Roland C. Smith
    Triarc Options.................................      -0-         -0-          54,665/  60,335     184,776/130,949
    TBHC Options...................................      -0-         -0-            -0-/      -0-         -0-/    -0-
John L. Barnes, Jr.
    Triarc Options.................................      -0-         -0-         136,667/ 123,333     382,775/295,550
    TBHC Options...................................      -0-         -0-            -0-/    6,600         -0-/    -0-
Eric D. Kogan
    Triarc Options.................................      -0-         -0-         145,667/ 133,333     411,000/333,500
    TBHC Options...................................      -0-         -0-            -0-/    6,600         -0-/    -0-
Brian L. Schorr
    Triarc Options.................................      -0-         -0-         181,667/ 113,333     417,775/266,800
    TBHC Options...................................      -0-         -0-            -0-/    6,600         -0-/    -0-

------------
(1) On December 31, 1998 (the last trading day during fiscal 1998), the closing price of Class A Common Stock on the New York Stock Exchange was $15.875 per share. TBHC common stock is not publicly traded. The per share value ($191.00) as of January 3, 1999 is based on a July 10, 1998 valuation provided to TBHC by an independent third party. Each of the grants made to Named Officers was made at such per share value. In May 1999, in accordance with the terms of the TBHC Option Plan, the Subcommittee equitably adjusted the exercise price of all outstanding options under the TBHC Option Plan to reflect the effects of the transfer of cash and deferred tax assets from TBHC to Triarc and the contribution of Cable Car to TBHC. As a result, the exercise price of each of the TBHC options granted in 1998 at an exercise price of $191.00 per share was equitably adjusted to $138.83 per share and the exercise price of each TBHC option granted in 1997 at an exercise price of $147.30 per share was equitably adjusted to $107.05 per share (no Named Officers received TBHC option grants in 1997). In addition, holders of options with an original exercise price of $147.30 per share may be entitled to a cash payment of $51.34 per share, and holders of options with an original exercise price of $191.00 per share may be entitled to a cash payment of $39.40 per share, if they exercise their options or their right to resell their shares to TBHC.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     The following table shows specified information with respect to awards made during fiscal 1998 to Roland C. Smith under the Mid-Term Incentive Plan. No other Named Officer received awards in 1998 under the Mid-Term Incentive Plan. For additional information regarding the Mid-Term Incentive Plan, see ' -- Cash Incentive Plans.'

                                                                           ESTIMATED FUTURE PAYOUTS
                                                     PERFORMANCE OF          UNDER NON-STOCK PRICE
                                                      OTHER PERIOD              BASED PLANS(1)
                                                         UNTIL          -------------------------------
                                                     MATURATION OR      THRESHOLD    TARGET    MAXIMUM
                      NAME                               PAYOUT         ($ OR #)    ($ OR #)   ($ OR #)
                      ----                               ------         --------    --------   --------
Roland C. Smith..................................      1998-2000           -0-      $300,000   $450,000

------------

(1) Awards were made in fiscal 1998 under the Mid-Term Incentive Plan to participants (including Mr. Smith) approved by the Board of Directors of Triarc Restaurant Group with respect to the three-year performance period 1998-2000. Each participant's target incentive is set at a percentage of his or her annual base salary and is based on meeting certain operating profit targets over the three year performance cycle. Pursuant to Mr. Smith's employment agreement, his target incentive was set at 75% of his annual base salary. No amount will be payable if operating profits are less than 80% of the specified performance objective for the three year cycle. If a participant is terminated without cause, such participant will be entitled to amounts accrued under the plan as of the date of termination. If a participant is not employed by the Triarc Restaurant Group on the last day of the three year performance cycle for reasons other than death, an approved absence or certain transfers, the participant is not entitled to any incentive compensation under the plan unless the Board of Directors of Triarc Restaurant Group determines otherwise. Mr. Smith resigned effective May 7, 1999 as President and Chief Executive Officer of the Triarc Restaurant Group and will not receive any further payments under the Mid-Term Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Levato was appointed to the Compensation Committee of the Board of Directors in July 1997. Mr. Levato has been a director of the Company since July 1996 and retired as Executive Vice President and Chief Financial Officer of the Company in August 1996. Mr. Levato is not a member of the Performance Compensation Subcommittee.

STOCK PRICE PERFORMANCE GRAPH

                             TRIARC COMPANIES, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN:
              TRIARC VS. S&P 500 INDEX AND S&P SMALL CAP 600 INDEX

     The following graph compares the cumulative five and one-half year total return of Triarc's Class A Common Stock with the S&P 500 Index and the S&P Small Cap 600 Index (the 'Peer Group'). The Peer Group has been selected because the Company does not believe it can reasonably identify a peer group comprised of publicly-traded companies focused on non-alcoholic beverages and restaurants that are comparable to the Company in terms of revenues or product mix. Accordingly, the Company has chosen the Peer Group on the basis of comparing the Company's performance to that of the companies with similar market capitalizations comprising the S&P Small Cap 600 Index. The stockholders' returns set forth below assume an initial investment of $100 and that all dividends have been reinvested.


                                    [PERFORMANCE GRAPH]


       PERIOD ENDING                    DEC 93     DEC 94     DEC 95     DEC 96     DEC 97     DEC 98     JAN 99
       -------------                    ------     ------     ------     ------     ------     ------     ------
TRIARC CLASS A COMMON STOCK             100.00      47.00      44.00      46.00     109.00      63.50      85.00
S&P 500 INDEX                           100.00     101.32     139.40     171.40     228.59     293.91     330.30
S&P SMALL CAP 600 INDEX                 100.00      95.23     123.76     150.14     188.56     186.10     195.47

                              CERTAIN TRANSACTIONS

CERTAIN TRANSACTIONS WITH AFFILIATES

     The Company leases aircraft owned by Triangle Aircraft Services Corporation ('TASCO'), a company owned by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company (the 'Executives'), for a base annual rent, commencing at $3,258,000 as of May 21, 1997, plus an October 1, 1997 cost of living adjustment and annual cost of living adjustments thereafter. Prior thereto, the rental payments were based on a base rental payment of $1,800,000 effective October 1, 1993, which was also indexed for annual cost of living adjustments. In addition, in 1997 the Company paid TASCO $2,500,000 for (i) an option to continue the lease for an additional five years effective September 30, 1997 and (ii) the agreement by TASCO to replace one of the aircraft covered under the lease. In connection with such lease and the amortization of the option, the Company had rent expense of $1,973,000, $2,876,000 and $3,885,000 for 1996, 1997 and 1998, respectively. Pursuant to this arrangement, the Company also pays the operating and maintenance expenses of the aircraft directly to third parties.

     The Company subleased through January 31, 1996 from an affiliate of the Executives approximately 26,800 square feet of furnished office space in New York, New York owned by an unaffiliated third party. Rental expense for January 1996 for such subleases, including operating expenses, net of a $106,000 deposit applied to the rent and excluding $30,000 received by the Company for its sublease of a portion of such space, was $61,000. Such amount is less than the rent such affiliates paid to the unaffiliated landlords but represents an amount the Company believes it would have paid an unaffiliated third party for similar improved office space.

     As of August 14, 1998, the Company acquired certain furniture located at the Company's offices from an entity owned solely by the Executives for an aggregate purchase price of $1,201,800. The Company had been using such furniture on a rent-free basis since April 1993. The purchase price was determined, on an arms-length basis, by the Audit Committee of the Board of Directors which negotiated and approved the transaction and was equal to the lower of two appraisals of the furniture prepared by independent third party appraisers.

     On February 25, 1999, Triarc Consumer Products Group, LLC ('TCPG'), a subsidiary of the Company, completed the sale of $300.0 million principal amount of 10.25% senior subordinated notes due 2009 pursuant to Rule 144A of the Securities Act. Upon the closing of such sale, the Executives purchased an aggregate $20.0 million of such notes. The Company has been advised by the Executives that they no longer hold any of such notes.

     Mr. May has an equity interest in a franchisee that owns an Arby's restaurant in New Milford, CT. That franchisee is a party to a standard Arby's franchise license agreement and pursuant thereto pays to Arby's fees and royalty payments that unaffiliated third-party franchisees pay.

                                  PROPOSAL 2.
          APPROVAL OF TRIARC COMPANIES, INC. 1999 EXECUTIVE BONUS PLAN

GENERAL

     The Performance Committee of the Board of Directors of the Company, pursuant to a delegation of authority from the Board of Directors, has adopted, and in this proposal is requesting stockholder approval of the material terms of, the Triarc Companies, Inc. 1999 Executive Bonus Plan.

     The Performance Committee believes it is in the best interests of the Company and its stockholders to adopt a bonus plan that allows the Company to attract, retain, and provide appropriate performance incentives for designated officers and key employees of the Company while also permitting the Company to continue to obtain tax deductions for compensation paid or awarded to them.

     Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to their chief executive officer, or any of their other four most highly compensated executive officers, unless such payments are 'performance-based' in accordance with conditions specified under Section 162(m) and the related Treasury Regulations. One of those conditions requires the Company to obtain stockholder approval of the material terms of the performance goals set by a committee of outside directors. The Performance Committee is recommending that the stockholders approve the material terms of the 1999 Plan as described below. Subject to such approval, and if the applicable performance goals are satisfied, this proposal would enable the Company to pay performance-based compensation to executive officers of the Company and to obtain tax deductions for such payments, without regard to the limitations of Section 162(m). The 1999 Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended ('ERISA').

SUMMARY OF THE 1999 EXECUTIVE BONUS PLAN

     The following description of the 1999 Plan is merely a summary of certain provisions thereof and is qualified in its entirety by the full text of the 1999 Plan attached hereto as Exhibit A. Such Exhibit A is a part of this Proxy Statement and should be read in conjunction with the following summary.

     Purpose. The purpose of the 1999 Plan is to establish a program of incentive compensation for designated executive officers and key employees of the Company and its subsidiaries that is directly related to the financial performance of the Company. The 1999 Plan provides for Formula Bonus Awards and Performance Goal Bonus Awards to be awarded to eligible employees, each as described below.

     Administration. The 1999 Plan is administered by a committee (the 'Committee') that is selected by the Board and is composed of two or more members of the Board, each of whom is required to be an 'outside director' (within the meaning of Section 162(m)). The Committee is currently the Performance Committee and will be the Compensation Committee if it meets the preceding requirements.

     The Committee has and will have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the 1999 Plan. Without limiting the generality of the foregoing, and in addition to any authority or responsibility specifically granted to the Committee elsewhere in the 1999 Plan, the Committee has the exclusive right to (a) interpret the 1999 Plan, (b) determine eligibility for participation in the 1999 Plan, (c) decide all questions concerning eligibility for and the amount of awards payable under the 1999 Plan, (d) construe any ambiguous provision of the 1999 Plan, (f) correct any default, (g) supply any omission,
(h) reconcile any inconsistency, (i) issue administrative guidelines as an aid to administer the 1999 Plan, (j) make regulations for carrying out the 1999 Plan and to make changes in such regulations as they from time to time deem proper, and (k) decide any and all questions arising in the administration, interpretation and application of the 1999 Plan.

     The Committee will have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the 1999 Plan including, without limitation, its construction of the terms of the 1999 Plan and its determination of eligibility for participation and awards under the 1999 Plan. It is the intent of the Company in establishing the 1999 Plan that the decisions of the Committee and its action with respect to the 1999 Plan will be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the 1999 Plan. However, except to the extent otherwise prohibited by law or to the extent such delegation would cause any award to fail to satisfy the requirements of Section 162(m), the Committee may delegate in writing to one or more persons some or all of its authority; provided, however, that awards to participants who are 'covered employees' within the meaning of section 162(m) of the Code ('Covered Employees') must be made by the Committee.

     Effective Date. The 1999 Plan shall be effective as of May 3, 1999, subject to approval of the stockholders, as requested herein.

FORMULA BONUS AWARDS

     Eligibility. Participants eligible for a Formula Bonus Award are Mr. Peltz and Mr. May.

     Formula Bonus Award. For each 'Plan Year' (as defined below), each eligible participant shall be entitled to a Formula Bonus Award which shall be the sum of the participant's 'Annual Bonus' and 'Improvement Bonus' (each as described below). The Plan Year is defined in the 1999 Plan as the accounting fiscal year of the Company, provided that the 1999 Plan Year shall exclude the first four fiscal months thereof (i.e., through May 2, 1999) (or with respect to Performance Goal Bonus Awards (as described below) such other period as the Committee shall, in its sole discretion, determine).

     The Annual Bonus shall be an amount equal to (i) with respect to Mr. Peltz, his 'Applicable Percentage' (as defined below) of the Annual Bonus Pool and (ii) with respect to Mr. May, his 'Applicable Percentage' (as defined below) of the Annual Bonus Pool for such year. The Annual Bonus Pool is three percent (3%) of the 'Economic Profit' (as defined below) for the Plan Year, subject to adjustment as set forth below.

     The Improvement Bonus shall be an amount equal to the participant's Applicable Percentage of the Improvement Bonus Pool for such Plan Year. The Improvement Bonus Pool for any Plan Year shall mean fifteen percent (15%) of the 'Improvement In Economic Profit' (as defined below) in such Plan Year, subject to adjustment as described below, and provided that if in any Plan Year the Improvement in Economic Profit is negative, no Improvement Bonuses will be paid in respect of such Plan Year nor with respect to any subsequent Plan Year until Economic Profit for a Plan Year is greater than it was for the Plan Year with respect to which an Improvement Bonus was last paid.

     'Applicable Percentage' means 66.667% with respect to Mr. Peltz and 33.333% with respect to Mr. May.

     'Economic Profit' with respect to any Plan Year means 'Adjusted EBITDA' (as defined below) for such Plan Year minus 'Capital Charges' (as defined below) for such Plan Year.

     'Adjusted EBITDA' for any Plan Year means operating income for such Plan Year (or other referenced period), as reflected on its consolidated audited financial statements, adjusted to exclude the impact of:

          (1) depreciation and amortization expenses;

          (2) any amounts accrued pursuant to management bonus plans including, but not limited to, the 1999 Plan, and related employer payroll taxes for the applicable period;

          (3) any discretionary or matching contributions to the Company's 401(k) Plan and other deferred compensation plans for the applicable period;

          (4) all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, all as determined in accordance with standards established by opinion
     No. 30 of the Accounting Principles Board ('APB Opinion No. 30');

          (5) all items of gain, loss or expense related to restructuring charges of subsidiaries whose operations are not included in operating income for the applicable period;

          (6) all items of gain, loss or expense related to discontinued operations that do not qualify as a segment of a business as defined under APB Opinion No. 30;

          (7) any profit or loss attributable to the business operations of any entity acquired by the Company or any consolidated subsidiary during the applicable period;

          (8) the reduction in carrying value of long-lived assets, in accordance with FASB Pronouncement No. 121; and

          (9) all items of expense related to equity-based compensation determined in accordance with the standards established by Opinion No. 25 of the Accounting Principles Board or FASB Pronouncement No. 123.

In addition, operating income will not be adjusted for a minority interest holder's share of a consolidated subsidiary's operating income or loss.

     'Capital Charge' means ten percent (10%) (the 'Cost of Capital') multiplied by the sum of (i) Net Stock Issued (as defined below) in such Plan Year plus
(ii) the increase (decrease) in Net Debt (as defined below) since the last day of the Company's first four fiscal months of 1999 (i.e., since May 2, 1999).

     'Net Stock Issued' is defined as the 'Value of Stock Issued' (as defined below) minus the 'Value of Stock Repurchased' (as defined below).

     'Net Debt' means (i) all debt recorded on the audited consolidated balance sheet of the Company, including current maturities of long term debt, minus (ii) cash, cash equivalents, short term investments and long term investments in the amount that such assets are carried on such balance sheet, and as adjusted to fair value for any assets carried at other than fair value.

     'Value of Stock Issued' means the gross proceeds received for any equity issued by the Company or its subsidiaries after the last day of the Company's first four fiscal months of 1999, increased as of the last day of each Plan Year by the Cost of Capital (prorated for the Plan Year in which such issuance occurs). Notwithstanding the above, the Value of Stock Issued in connection with an acquisition of new businesses by the Company (an 'Acquisition') shall be deemed to be no greater than ten times the acquired company's Adjusted EBITDA for the 12-month period ending on the last day of the acquired company's most recently completed fiscal quarter ended prior to the date of the execution of the definitive agreement relating to such Acquisition, less the sum of (i) any debt assumed in connection with the Acquisition plus (ii) any consideration as part of the purchase price not paid in the form of equity.

     'Value of Stock Repurchased' means the purchase price paid for any equity repurchased by the Company after the last day of the Company's first four fiscal months of 1999 (including for this purpose, the value of equity distributed to the Company's stockholders in connection with a spinoff of a business which is not consolidated with the Company immediately following such distribution, such value to be determined by the closing price of such equity on its primary public market on the effective date of such distribution), and increased as of the last day of each Plan Year by the Cost of Capital (prorated for the Plan Year in which such repurchase occurs).

     'Improvement in Economic Profit' with respect to any Plan Year means the excess, if any, of (i) the Economic Profit for such Plan Year over (ii) the Economic Profit for the preceding Plan Year; provided, that for the first Plan Year, Improvement in Economic Profit means the excess, if any, of (i) the Economic Profit for such Plan Year over (ii) the Economic Profit for the period beginning with the first day of the fifth month of the Company's 1998 fiscal year (i.e. beginning with May 3, 1998) and ending on the last day of such fiscal year (i.e. ending on January 3, 1999); further provided, that for the second Plan Year, Improvement in Economic Profit means the excess, if any, of (i) the Economic Profit for such Plan Year over (ii) the Economic Profit for the Company's entire 1999 fiscal year.

     In the event that the Company makes any Acquisition and the 'Acquisition Multiple' (as defined below) is greater than ten, then the Capital Charge relating to such Acquisition will be adjusted for the first two Plan Years following such Acquisition by multiplying the Capital Charge attributable to such Acquisition by a fraction, the numerator of which is ten and the denominator of which is the Acquisition Multiple.

     'Acquisition Multiple' means with respect to any Acquisition, the quotient of (i) the purchase price paid in connection with such Acquisition divided by
(ii) the Adjusted EBITDA of the acquired business for the 12-month period ending on the last day of the acquired company's most recently completed fiscal quarter ended prior to the date of the execution of the definitive agreement relating to such Acquisition.

     As soon as practicable following the end of the applicable Plan Year, the Committee shall determine the amount of the Formula Bonus Award payable to each participant eligible for a Formula Bonus Award and shall certify the amounts of Economic Profit and Economic Profit Improvement for such Plan Year. Formula Bonus Awards earned during any Plan Year shall be paid as soon as practicable after the end of such Plan Year, following the Committee's certification and determination of the amounts payable to each eligible participant and following the delivery of the audited consolidated financial statements of the Company with respect to such Plan Year. Payment of Formula Bonus Awards shall be made in the form of cash. Formula Bonus Awards earned but not yet paid will not accrue interest. Notwithstanding the above, unless otherwise specified in an employment agreement between the Company (or the applicable subsidiary of the Company) and a participant, (i) a participant must be employed by the Company or a subsidiary on the last day of a Plan Year in order to receive payment of a Formula Bonus Award in respect of such Plan Year, and (ii) a participant who is employed by the Company or a subsidiary on the last day of a Plan Year shall be entitled to receive payment of a

Formula Bonus Award in respect of such Plan Year notwithstanding a subsequent termination of the participant's employment.

PERFORMANCE GOAL BONUS AWARDS

     Eligibility. The 1999 Plan provides that the Committee shall designate for each Plan Year which executive officers and key employees of the Company and its subsidiaries, if any, will be eligible for a Performance Goal Bonus Award for such Plan Year. The Committee shall designate such individuals prior to the date on which the Committee establishes the Performance Goals for a Plan Year (as discussed below).

     Performance Goal Bonus Awards. Each Performance Goal Bonus Award shall be payable only upon achievement over the Plan Year of pre-established objective performance goals established by the Committee for such Plan Year (the 'Performance Goals'). The Committee may designate one or more Performance Goals with respect to Performance Goal Bonus Awards available under the 1999 Plan. The Performance Goals will be based on attainment of specific levels of performance of the Company (or operational units of the Company) with reference to one or more of the following criteria:

           (1) earnings per share

           (2) market share

           (3) margins (limited to gross margin, Adjusted EBITDA (as defined above) margin, and Adjusted EBITDA (as defined above but excluding clause
     (1) thereof) margin)

           (4) productivity improvement

           (5) costs or expenses

           (6) successful completion of acquisitions, dispositions, recapitalizations, financings or refinancings

           (7) total return on investment portfolio

           (8) pre-tax net realized capital gains

           (9) stock price

          (10) net investment income

     The Committee will establish the Performance Goals as to each participant and, if more than one Performance Goal is established, the weighting of the Performance Goals, no later than 90 days after the commencement of the Plan Year or such earlier date as may be required in order for the Performance Goal Bonus Awards in respect of such Plan Year to qualify as 'performance based compensation' for purposes of Section 162(m) of the Code (the 'Performance Goals Date'). On or before the Performance Goals Date as to each Plan Year, the Committee shall establish a written schedule of the amount of a Performance Goal Bonus Award that will be payable to a participant under the 1999 Plan if the Performance Goals are satisfied.

     As soon as practicable following the end of the applicable Plan Year, the Committee will certify in writing the attainment of the Performance Goals established for the Plan Year and will calculate the Performance Goal Bonus Award, if any, payable to each participant under the schedule established above. Performance Goal Bonus Awards shall be paid in a lump sum cash payment, as soon as practicable after the amount thereof has been determined and certified by the Committee and following the delivery of the audited consolidated financial statements of the Company with respect to such Plan Year.

     The Committee may at any time prior to the Performance Goals Date for a Plan Year, or, subject to the following paragraph at any time thereafter in its sole and absolute discretion, adjust or modify the calculation of a Performance Goal for such Plan Year in order to prevent the dilution or enlargement of the rights of participants (a) in the event or in anticipation of any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition or in anticipation of any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to or in anticipation of changes in applicable laws, regulations, accounting principles or business conditions; and (c) in view of the Committee's assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

     The Committee may exercise such discretion set forth in the preceding paragraph after the Performance Goals Date only if it reasonably determines that such exercise would not cause the payment of a Performance Goal Bonus Award to fail to qualify as 'performance-based compensation' under Section 162(m) of the Code. In determining entitlement to payment in respect of a Performance Goal Bonus Award, the Committee may through use of negative discretion reduce or eliminate such award, provided such discretion is permitted under Section 162(m) of the Code.

     Notwithstanding any provision to the contrary, in no event will a Performance Goal Bonus Award be paid for a Plan Year in which performance fails to attain or exceed the minimum level for any of the Performance Goals, and in no event shall any Performance Goal Bonus Award in respect of any Plan Year exceed $5 million to any single participant.

AMENDMENT TO PLAN

     The Committee may amend, suspend, or terminate the 1999 Plan or any portion thereof at any time; provided that no such amendment or alteration shall be made that would impair the rights of any participant without the participant's consent. No amendment will be made that shall cause the compensation payable under the Plan in respect of any Formula Bonus Award or Performance Goal Bonus Award previously granted or pending to fail to satisfy the requirements of the performance-based compensation exception of Section 162(m) of the Code. No amendment will be made without stockholder approval to the extent stockholder approval is necessary to cause any Formula Bonus Award or Performance Goal Bonus Award previously granted or pending to satisfy the performance-based compensation exception of Section 162(m) of the Code.

NEW PLAN BENEFITS

     Because amounts payable under the 1999 Plan are based on satisfaction of certain performance goals in each Plan Year, it cannot be determined at this time what amounts, if any, will be received by any participants with respect to the 1999 fiscal year under the 1999 Plan or, with respect to Performance Goal Bonus Awards, what amounts would have been received in the last fiscal year (i.e., the 1998 fiscal year) if the 1999 Plan had been in effect. However, with respect to Formula Bonus Awards, if the 1999 Plan had been in effect for the 1998 fiscal year, Mr. Peltz would have been entitled to a Formula Bonus Award of approximately $2.3 million and Mr. May would have been entitled to a Formula Bonus Award of approximately $1.1 million. In addition, based on current projections of operating results for the 1999 fiscal year and assuming stockholder approval of the 1999 Plan, the Company currently estimates that it will recognize compensation expense for accounting purposes for the 1999 fiscal year relating to the Formula Bonus Awards of approximately $3.9 million for Mr. Peltz and $1.9 million for Mr. May.

REQUIRED VOTE

     The Treasury Regulations require the affirmative vote of a majority of the votes cast on the issue at the Meeting to approve the 1999 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1999 EXECUTIVE BONUS PLAN.

                                  PROPOSAL 3.
                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

INTRODUCTION

     The Board of Directors has selected Deloitte & Touche LLP ('Deloitte') to be the Company's independent certified public accountants for fiscal 1999. Deloitte has acted as the Company's independent certified public accountants since July 9, 1994.

     Representatives of Deloitte will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE

     Ratification of the appointment of the independent certified public accountant requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting. In the event that the Company's stockholders fail to ratify the appointment of Deloitte, the selection of the Company's independent certified public accountants will be submitted to the Company's Board of Directors for reconsideration.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                  PROPOSAL 4.
                              STOCKHOLDER PROPOSAL

INTRODUCTION

     The following proposal, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting to be approved.

     Mr. Burton R. Abrams, 480 Central Avenue, Northfield, Illinois, who is the beneficial owner of 3,998 shares of Triarc's Class A Common Stock and has held such shares continuously for at least one year, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and has indicated that he, or his representative, will introduce the resolution at the Annual Meeting of Stockholders:

RESOLUTION

     RESOLVED that the shareholders of Triarc recommend that the Directors of Triarc engage a New York Stock Exchange brokerage firm for the purpose of investigating the sale of individual business segments of Triarc and/or the entire company.

REASONS FOR THE RESOLUTION

     Approximately four months after Messrs. Peltz and May gained control of DWG Corporation (the predecessor to Triarc), Oppenheimer & Co., Inc., issued a buy recommendation estimating pretax asset value per share at $25-$32, which Oppenheimer stated should increase significantly by 1994-1995.

     Since Messrs. Peltz and May obtained control, they have shed business units unrelated to Triarc's core business and purchased related units. In my opinion, the company today is more valuable than when Messrs. Peltz and May took control. However, in my opinion, the stock price does not reflect the true value of our company.

     Through the Compensation Committee that Messrs. Peltz and May indirectly help elect, in my opinion, Messrs. Peltz and May have been granted generous amounts of options and received expense accounts exceeding what I believe is fair and reasonable.

     In addition and as Forbes described in a May 18, 1998 article, executives, including Messrs. Peltz and May, and other employees of Triarc and its subsidiaries, have been granted 10 million shares in options. As the article pointed out, 'In all, Peltz and May are in a position to grab a lion's share of any gains in the value of the company.' The Forbes article concluded by stating, '. . . we wouldn't want to be minority shareholders in this one.'

     In my opinion, as a result of the leadership of Messrs. Peltz and May, Wall Street undervalues our company.

     In my opinion, the time is opportune to put the company 'in play' and obtain a fair price for our company. As fiduciaries, the Directors of our company are responsible for serving the best interests of all shareholders, not just a select few. In my opinion, by putting this company on the market, we will be assured of obtaining our fair share of our company's value.

                  BOARD OF DIRECTORS' STATEMENT IN OPPOSITION
                          TO THE STOCKHOLDER PROPOSAL

     The Board of Directors is highly aware of its fiduciary responsibilities to its stockholders and strives to discharge these responsibilities in a manner that the Board believes is in the best interests of its stockholders and the Company. The Board of Directors has been, and continues to be, active in exploring ways of maximizing shareholder value. As significant stockholders themselves, Board members beneficially own an aggregate 39.0% of the outstanding shares of Class A Common Stock, and thus have a strong financial incentive to maximize shareholder value.

     The Board of Directors consists of individuals who are familiar with the Company and its business, and have diverse and broad business backgrounds and expertise on which to draw. As part of its duties, the Board regularly reviews with senior management the Company's strategic business plans and operating policies to establish long-term goals for the Company and methods of attaining them. This process includes evaluating the economic and business conditions affecting the Company and consulting regularly with financial advisors and other experts concerning alternatives for the Company, including acquisition prospects, the benefits of different business structures and the possibilities of selling, refinancing, recapitalizing and/or restructuring existing businesses. Using this process, the Company has over the last several years transformed itself into a consumer products company with leading brands focused on beverages and restaurant franchising. During the past four years, the Company has made over $400 million of strategic acquisitions (including Snapple and Stewart's (Cable Car) in 1997 and Mistic in 1995) and divested more than $500 million of non-core assets (including National Propane in

1999, company-owned Arby's restaurants and C.H. Patrick (dyes and chemicals) in 1997 and Graniteville (textiles) in 1996).

     The Board of Directors will continue to review and make determinations, as it has from time to time, as to what it believes are the best actions to maximize shareholder value. To assist the Board in doing this, the Company maintains close relationships with several nationally recognized investment banking firms (each of which is also a member firm of the New York Stock Exchange) and regularly obtains their expert advice on financial and strategic matters relating to maximizing shareholder value. Accordingly, the Board believes it is appropriately advised and capable of reaching the strategic decisions that are in the best interest of all stockholders and the stockholder proposal, therefore, is unnecessary.

     With respect to the Company's policy on stock options granted to Messrs. Peltz and May and other employees of Triarc and its subsidiaries, the Board believes that such long-term incentive compensation appropriately links a significant portion of such employee's total compensation to increases in the Company's stock price. Moreover, a substantial portion of Messrs. Peltz' and May's stock options are performance-based options that are subject to early vesting only if Triarc's Class A Common Stock trades at certain levels representing a premium to the stock price at the date of grant, for specified periods of time and were granted in lieu of base salary, annual performance bonus and long-term compensation for a six-year period commencing April 1993. These performance-based options, as well as other stock options for Class A Common Stock, were granted to senior management under stockholder-approved plans and require the Company to deliver value to stockholders before management is rewarded for their efforts. The Company's compensation philosophy, of which stock options are an important component, is discussed in more detail under 'Executive Compensation -- Report of the Compensation Committee and the Performance Compensation Sub-committee.'

     In conclusion, the Board of Directors does not believe that a vote for the proposal would be in the best interest of the Company and its stockholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
PROPOSAL.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. Solicitation will also be made by employees of Georgeson & Company, which firm will be paid a fee of $8,000, plus expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting. To be considered, proposals must be submitted on a timely basis. It is currently expected that the next Annual Meeting will be held during the latter part of May, 2000, with the related proxy statement being first mailed to stockholders on or about April 14, 2000, in which case proposals for such Annual Meeting must be received by the Company no later than December 16, 1999, and must otherwise comply with Rule 14a-8 under the Exchange Act.

     Triarc's Certificate of Incorporation currently imposes certain additional procedural requirements for submitting stockholder proposals to meetings of stockholders. Any such proposals must be specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. Such notice must be delivered personally to, or mailed to and received at, the principal executive office of the Company addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice must set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. The Company may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder's notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Company. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to a nominee. The Nominating Committee has adopted certain rules with respect to nominations for Board membership. See 'Proposal 1. Election of Directors -- Board Meetings and Certain Committees of the Board -- Nominating Committee' above. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of the Company, at 280 Park Avenue, New York, New York 10017.

INFORMATION INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Proxy Statement 'Item 3. Legal Proceedings' of the Company's Form 10-K, a copy of which was previously provided to stockholders, and 'Item 1. Legal Proceedings' of the Company's Form 10-Q. The Company will provide copies of the Form 10-K, as amended, and the Form 10-Q without charge, upon a written or oral request, by first class mail or other equally prompt means within one business day of such request. Such copies may be obtained by contacting the Company at 280 Park Avenue, New York, New York, Attn: Investor Relations; Telephone:
(212) 451-3000. Copies may also be obtained from the Company's website at http://www.triarc.com.

                                          By Order of the Board of Directors

                                          Stuart Rosen
                                          STUART I. ROSEN
                                          Secretary

New York, New York
August 18, 1999

                                                                       EXHIBIT A






    ------------------------------------------------------------------------
                             TRIARC COMPANIES, INC.
                           1999 EXECUTIVE BONUS PLAN
    ------------------------------------------------------------------------

                             TRIARC COMPANIES, INC.
                           1999 EXECUTIVE BONUS PLAN

     SECTION 1. Purpose. The purpose of this Plan is to establish a program of incentive compensation for designated executive officers and key employees of the Company and its subsidiaries that is directly related to the financial performance of the Company.

     SECTION 2. Definitions. As used in this Plan, the following capitalized terms shall have the following meanings:

          (a) 'Acquisition' shall mean the acquisition of new business operations by the Company, whether by stock or asset purchase, merger or any other means.

          (b) 'Acquisition Multiple' shall mean, with respect to any Acquisition, the quotient of (i) the purchase price paid in connection with such Acquisition over (ii) the Adjusted EBITDA of the acquired business for the 12-month period ending on the last day of the acquired company's most recently completed fiscal quarter ended prior to the date of the execution of the definitive agreement relating to such Acquisition.

          (c) 'Adjusted EBITDA' for any Plan Year or other referenced period shall mean the Company's (or with respect to an acquired company, the acquired company's) operating income for such Plan Year or other referenced period, as reflected on its consolidated audited financial statements, adjusted to exclude the impact of:

             (1) depreciation and amortization expenses;

             (2) any amounts accrued pursuant to management bonus plans including, but not limited to, this Plan, and related employer payroll taxes for the applicable period;

             (3) any discretionary or matching contributions to the Company's 401(k) Plan and other deferred compensation plans for the applicable period;

             (4) all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board ('APB Opinion No. 30');

             (5) all items of gain, loss or expense related to restructuring charges of subsidiaries whose operations are not included in operating income for the applicable period;

             (6) all items of gain, loss or expense related to discontinued operations that do not qualify as a segment of a business as defined under APB Opinion No. 30;

             (7) any profit or loss attributable to the business operations of any entity acquired by the Company or any consolidated subsidiary during the applicable period;

             (8) the reduction in carrying value of long-lived assets, in accordance with FASB Pronouncement No. 121; and

             (9) all items of expense related to equity-based compensation determined in accordance with the standards established by Opinion No. 25 of the Accounting Principles Board or FASB Pronouncement No. 123.

In addition, operating income will not be adjusted for a minority interest holder's share of a consolidated subsidiary's operating income or loss.

          (d) 'Annual Bonus Pool' shall have the meaning ascribed to it in
     Section 3(b)(ii).

          (e) 'Applicable Percentage' for any Participant shall mean the portion of the Annual Bonus Pool and the Improvement Bonus Pool to which the Participant is entitled, as determined by the Committee and set forth on Exhibit A hereto.

          (f) 'Board' or 'Board of Directors' shall mean the Board of Directors of the Company, as constituted from time to time.

          (g) 'Capital Charge' shall mean the Cost of Capital multiplied by Incremental Capital for the prior Plan Year.

          (h) 'Code' shall mean the Internal Revenue Code of 1986, as amended.

          (i) 'Committee' shall mean a committee selected by the Board of Directors to administer the Plan and composed of not less than two directors, each of whom must be an 'outside director' (within the meaning of Section 162(m) of the Code). The Committee shall be the Compensation Committee of the Board of Directors, as long as it meets the preceding requirements. If the Compensation Committee does not meet those requirements, then the Committee shall be the Performance Compensation Subcommittee of the Board of Directors, as long as it meets those requirements.

          (j) 'Company' shall mean Triarc Companies, Inc., a Delaware corporation, or any successor corporation.

          (k) 'Cost of Capital' shall mean 10%.

          (l) 'Covered Employee' shall mean a Participant who is a 'covered employee' within the meaning of Section 162(m) of the Code.

          (m) 'Designated Beneficiary' shall mean the beneficiary or beneficiaries designated in accordance with Section 8(g) hereof to receive the amount, if any, payable under the Plan on the Participant's death.

          (n) 'Economic Profit' with respect to any Plan Year shall mean
     (i) Adjusted EBITDA for such Plan Year minus (ii) Capital Charges in such Plan Year.

          (o) 'Formula Bonus Award' shall mean the award payable to a Participant pursuant to Section 3 of the Plan.

          (p) 'FASB' shall mean the Financial Accounting Standards Board.

          (q) 'Formula Bonus Award' shall mean the award payable to a Participant pursuant to Section 3 of the Plan.

          (r) 'Incremental Capital' for any Plan Year shall mean the sum of
     (i) Net Stock Issued in such Plan Year plus (ii) New Net Debt in such Plan Year. Incremental Capital may be positive or negative.

          (s) 'Improvement Bonus Pool' shall the meaning ascribed to it in
     Section 3(b)(iii).

          (t) 'Improvement in Economic Profit' with respect to any Plan Year shall mean the excess, if any, of (i) the Economic Profit for such Plan Year over (ii) the Economic Profit for the preceding Plan Year; provided, that for the first Plan Year, Improvement in Economic Profit shall mean the excess, if any, of (i) the Economic Profit for such Plan Year over
     (ii) the Economic Profit for the period beginning with the first day of the fifth month of the Company's 1998 fiscal year (i.e.

     beginning with May 3, 1998) and ending on the last day of such fiscal year (i.e. ending on January 3, 1999); further provided, that for the second Plan Year, Improvement in Economic Profit shall mean the excess, if any, of
     (i) the Economic Profit for such Plan Year over (ii) the Economic Profit for the Company's entire 1999 fiscal year.

          (u) 'Net Debt' shall mean (i) all debt recorded on the audited consolidated balance sheet of the Company, including current maturities of long term debt, minus (ii) cash, cash equivalents, short term investments and long term investments in the amount that such assets are carried on such balance sheet, and as adjusted to fair value for any assets carried at other than fair value.

          (v) 'Net Stock Issued' shall mean the Value of Stock Issued minus the Value of Stock Repurchased. Net Stock Issued may be positive or negative.

          (w) 'New Net Debt' shall mean the increase (decrease) in Net Debt since the last day of the Company's first four fiscal months of 1999 (i.e. since May 2, 1999). New Net Debt may be positive or negative.

          (x) 'Participant' shall mean each person designated to participate in the Plan pursuant to Sections 3(a) and/or 4(a) hereof.

          (y) 'Performance Goal Bonus Award' shall mean the award, as determined by the Committee, to be granted to a Participant based on the level of attainment of the Performance Goal in accordance with Sections 4(b) and 4(c) hereof.

          (z) 'Performance Goal' shall have the meaning ascribed to such term in
     Section 4(b).

          (aa) 'Performance Goals Date' shall mean the date on which the Committee establishes the Performance Goals for a Plan Year in accordance with Section 4(b). The Performance Goals Date for any Plan Year shall be no later than the 90th day of such Plan Year, or such earlier date as may be required in order for the Performance Goal Bonus Awards in respect of such Plan Year to qualify as 'performance-based compensation' for purposes of
     Section 162(m) of the Code.

          (bb) 'Plan' shall mean this 1999 Executive Bonus Plan, as may be amended from time to time.

          (cc) 'Plan Year' shall mean the accounting fiscal year of the Company, provided that the 1999 Plan Year shall exclude the first four fiscal months thereof (i.e. through May 2, 1999) or, with respect to the Performance Goal Bonus Awards, such other period as the Committee may, in its sole discretion, determine.

          (dd) 'Value of Stock Issued' shall mean the gross proceeds received for any equity issued by the Company or its subsidiaries after the last day of the Company's first four fiscal months of 1999, increased as of the last day of each Plan Year by the Cost of Capital (prorated for the Plan Year in which such issuance occurs). Notwithstanding the above, the Value of Stock Issued in connection with an Acquisition shall be deemed to be no greater than ten times the acquired company's Adjusted EBITDA for the 12-month period ending on the last day of the acquired company's most recently completed fiscal quarter ended prior to the date of the execution of the definitive agreement relating to such Acquisition, less the sum of (i) any debt assumed in connection with the Acquisition plus (ii) any consideration as part of the purchase price, not paid in the form of equity.

          (ee) 'Value of Stock Repurchased' shall mean the purchase price paid for any equity repurchased by the Company after the last day of the Company's first four fiscal months of 1999 (including for this purpose, the value of equity distributed to the Company's shareholders in connection with a spinoff of a business which is not consolidated with the Company immediately following such distribution, such value to be determined by the closing price of such equity on its primary public market on the effective date of such distribution), and increased as of the last day of each Plan Year by the Cost of Capital (prorated for the Plan Year in which such repurchase occurs).

     SECTION 3. Formula Bonus Awards

     (a) Eligibility. Participants eligible for a Formula Bonus Award shall consist of all executive officers and key employees of the Company and its subsidiaries who have been chosen by the Committee to be eligible for a Formula Bonus Award whose names are listed on Exhibit A hereto.

     (b) Formula Bonus Awards. Formula Bonus Awards to Participants under the Plan are potential awards that are based on the Economic Profit of the Company.

          (i) Formula Bonus Awards. Subject to the other provisions of the Plan, for each Plan Year, each Participant under the Plan chosen as eligible pursuant to Section 3(a) above shall be entitled to a Formula Bonus Award which shall be the sum of the Participant's Annual Bonus and Improvement Bonus (each as defined below) for each Plan Year. The payment of the Formula Bonus Award shall be paid at the time and in the manner set forth in Section 3(c) below.

          (ii) Annual Bonus. In each Plan Year, each Participant shall be eligible for an Annual Bonus in an amount equal to the Participant's Applicable Percentage of the 'Annual Bonus Pool' for such Plan Year. The Annual Bonus Pool for any Plan Year shall mean three percent (3%) of the Economic Profit for such Plan Year, subject to adjustment as provided for in Subsection (iv) below.

          (iii) Improvement Bonus. For each Plan Year, each Participant shall be eligible for an Improvement Bonus equal to the Participant's Applicable Percentage of the 'Improvement Bonus Pool' for such Plan Year. The Improvement Bonus Pool for any Plan Year shall mean fifteen percent (15%) of the Improvement in Economic Profit for such Plan Year, subject to adjustment as provided for in Subsection (iv) below, and provided that if in any Plan Year the Improvement in Economic Profit is negative, no Improvement Bonuses will be paid in respect of such Plan Year nor with respect to any subsequent Plan Year until Economic Profit for a Plan Year is greater than it was for the Plan Year with respect to which an Improvement Bonus was last paid. For example, if Economic Profit in fiscal 1999 is $150 million and Economic Profit in fiscal 2000 is $140 million, no Improvement Bonus will be payable to any Participant in 2001 unless Economic Profit exceeds $150 million. If Economic Profit is $160 million in 2001, the Improvement Bonus will be the Participant's Applicable Percentage of $1.5 million (15% of $10 million).

          (iv) The Acquisition Adjustment In the event that the Company makes an Acquisition and the Acquisition Multiple is greater than the quotient of
     (i) one over (ii) the Cost of Capital (the 'Base Multiple'), then the Capital Charge relating to such Acquisition will be adjusted for the first two Plan Years following such Acquisition by multiplying the Capital Charge attributable to such Acquisition by a fraction, the numerator of which is the Base Multiple and the denominator of which is the Acquisition Multiple.

     (c) Form and Time of Determination of Award Payments. As soon as practicable following the end of the applicable Plan Year, the Committee shall determine the amount of the Formula Bonus Award payable to each Participant eligible for a Formula Bonus Award and shall certify the amounts of Economic Profit and Economic Profit Improvement for such Plan Year. Annual Bonus Awards earned during any Plan Year shall be paid as soon as practicable after the end of such Plan Year, following the Committee's certification and determination of the amounts payable to each eligible Participant and following the delivery of the audited consolidated financial statements of the Company with respect to such Plan Year. Payment of Formula Bonus Awards shall be made in the form of cash. Formula Bonus Awards earned but not yet paid will not accrue interest. Notwithstanding the above, unless otherwise specified in an employment agreement between the Company (or the applicable subsidiary of the Company) and a Participant, (i) a Participant must be employed by the Company or a subsidiary on the last day of a Plan Year in order to receive payment of a Formula Bonus Award in respect of such Plan Year, and (ii) a Participant who is employed by the Company or a subsidiary on the last day of a Plan Year shall be entitled to receive payment of a Formula Bonus Award in respect of such Plan Year notwithstanding a subsequent termination of the Participant's employment.

     SECTION 4. Performance Goal Bonus Awards.

     (a) Eligibility and Participation

          (i) Designation. The Committee shall, in its sole discretion, designate for each Plan Year which executive officers and key employees of the Company and its subsidiaries, if any, will be eligible for a Performance Goal Bonus Award for such Plan Year. The Committee shall designate such individuals prior to the Performance Goals Date with respect to such individual for such Plan Year. Each Participant will be notified of the selection as soon after approval as is practicable.

          (ii) Participation for Employees Hired After Commencement of Plan Year. An executive officer or key employee whose employment with the Company commences after the first day of a Plan Year and who remains actively employed through the end of the Plan Year may, at the Committee's discretion, be eligible for a Performance Goal Bonus Award for such Plan Year on a pro rata basis.

          (iii) No Right to Participate. No person has or at any time will have any right to be selected for current or future eligibility for a Performance Goal Bonus Award.

     (b) Performance Measurement.

          (i) Definition of Performance Goals. The performance criteria for a Plan Year (the 'Performance Goals') will be based on objective, quantifiable measures for the Company as a whole, or the operating units of the Company, with respect to such Plan Year and may include, and will be limited to:

        1. earnings per share;

        2. market share;

        3. margins (limited to gross margin, Adjusted EBITDA (as defined in Section 2(c)) margin, and Adjusted EBITDA (as defined in
           Section 2(c) but excluding clause (1) thereof) margin);

        4. productivity improvement;

        5. costs or expenses;

        6. successful completion of acquisitions, dispositions, recapitalizations, financings or refinancings;

        7. total return on investment portfolio;

        8. pre-tax net realized capital gains;

        9. stock price;

        10. net investment income.

          (ii) Establishment of Performance Goals. For each Plan Year, the Committee will, on or before the Performance Goals Date, establish (a) the Performance Goals and (b) if more than one Performance Goal is established, the weighting of the Performance Goals.

          (iii) Adjustments to Performance Goals. The Committee may at any time prior to the Performance Goals Date for a Plan Year, or, subject to the second paragraph of this Section 4(b)(iii), at any time thereafter in its sole and absolute discretion, adjust or modify the calculation of a Performance Goal for such Plan Year in order to prevent the dilution or enlargement of the rights of Participants (a) in the event or in anticipation of any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition or in anticipation of any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to or in anticipation of changes in applicable laws, regulations, accounting principles or business conditions; and (c) in view of the Committee's assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

     The Committee may exercise such discretion set forth in the preceding paragraph after the Performance Goals Date only if it reasonably determines that such exercise would not cause the payment of a Performance Goal Bonus Award to fail to qualify as 'performance-based compensation' under Section 162(m) of the Code.

     (c) Awards.

          (i) Establishment of Amount. On or before the Performance Goals Date as to each Plan Year, the Committee shall establish a written schedule of the amount of a Performance Goal Bonus Award that will be payable to a Participant under the Plan if the Performance Goals are satisfied.

          (ii) Calculation and Approval. As soon as practicable following the end of the applicable Plan Year, the Committee will certify in writing the attainment of the Performance Goals established for the Plan Year and will calculate the Performance Goal Bonus Award, if any, payable to each Participant under the schedule established pursuant to Section 4(c)(i) hereof. If a Participant's base salary is adjusted after the Performance Goals Date for the Plan Year, and the Award is expressed as a percentage of the Participant's base salary, such Participant's Performance Goal Bonus Award shall be prorated as of the date of adjustment.

          (iii) Payment. Performance Goal Bonus Awards shall be paid in a lump sum cash payment, as soon as practicable after the amount thereof has been determined by the Committee and certified in accordance with Section 4(c)(ii) above and following the delivery of the audited consolidated financial statements of the Company with respect to such Plan Year.

          (iv) Limitations. Notwithstanding any provision herein to the contrary:

             1. no Performance Goal Bonus Award will be paid for a Plan Year in which performance fails to attain or exceed the minimum level for any of the Performance Goals; and

             2. no Performance Goal Bonus Award to any Participant in respect of any Plan Year shall exceed $5 million.

     (d) Negative Discretion. Notwithstanding anything to the contrary set forth herein, the Committee may reduce a Performance Goal Bonus Award to an amount less than the amount determined under Section 4(c)(ii) above or pay no Performance Goal Bonus Award at all even if certain Performance Goals have been satisfied if it, in its sole discretion, determines.

     SECTION 6. Administration. The Committee has and will have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, and in addition to any authority or responsibility specifically granted to the Committee elsewhere in the Plan, the Committee has the exclusive right to (a) interpret the Plan, (b) determine eligibility for participation in the Plan, (c) decide all questions concerning eligibility for and the amount of awards payable under the Plan, (d) construe any ambiguous provision of the Plan,
(f) correct any default, (g) supply any omission, (h) reconcile any inconsistency, (i) issue administrative guidelines as an aid to administer the Plan, (j) make regulations for carrying out the Plan and to make changes in such regulations as they from time to time deem proper, and (k) decide any and all questions arising in the administration, interpretation and application of the Plan.

     The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and awards under the Plan. It is the intent of the Company in establishing the Plan that the decisions of the Committee and its action with respect to the Plan will be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

     Only the Committee may select and grant awards to Participants who are Covered Employees. Except for such limitation and to the extent otherwise prohibited by law or to the extent such delegation would cause any award to fail to satisfy the requirements of Section 162(m), the Committee may delegate some or all of its authority under the Plan to any person or persons provided that any such delegation be in writing.

     SECTION 7. Termination or Amendment of Plan. The Committee may amend, suspend or terminate the Plan at any time, but no amendment or alteration shall be made that shall impair the rights of any Participant hereunder without the Participant's consent. No amendment will be made that shall cause the compensation payable under the Plan in respect of any Formula Bonus Award or Performance Goal Bonus Award previously granted or pending to fail to satisfy the requirements of the performance-based compensation exception of
Section 162(m) of the Code. No amendment will be made without shareholder approval to the extent shareholder approval is necessary to cause any Formula Bonus Award or Performance Goal Bonus Award previously granted or pending to satisfy the performance-based compensation exception of Section 162(m) of the Code.

     SECTION 8. Miscellaneous.

     (a) No Right to Awards or Continued Employment. No employee shall have any claim or right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a subsidiary thereof.

     (b) Taxes. The Company shall have the right to deduct from all awards paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

     (c) Non-Transferability. No award made hereunder may be assigned, pledged or transferred, except, in the event of death of a Participant, by will or the laws of descent and distribution, and any attempt to assign, pledge or transfer such rights shall be void.

     (d) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, profit sharing, group insurance or other benefit plan of the Company or any of its Subsidiaries.

     (e) Governing Law. This Plan shall be governed by and construed in accordance with laws of the State of New York applicable to agreements made and to be performed entirely within such state (without regard to any conflict of law provisions that might indicate the applicability of any other laws).

     (f) Successors and Assigns. This Plan and the obligations hereunder shall be binding upon and inure to the benefit of any successors in interest to the business of the Company and may be assigned to any company which acquires substantially all the business operations or assets of the Company provided that such successor assumes the obligations hereunder.

     (g) Designation and Change of Beneficiary. Each Participant may designate one or more persons as the Designated Beneficiary who shall be entitled to receive his or her Performance Goal Bonus Award or Formula Bonus Award, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

     (h) Payments to Persons Other Than the Participant. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

     (i) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

     (j) Compliance With Section 162(m). With regard to all Covered Employees, the Plan shall for all purposes be interpreted and construed in accordance with
Section 162(m) of the Code. Unless otherwise specifically determined by the Committee, if any provision of the Plan would cause the awards granted to a Covered Employee not to constitute qualified 'performance-based compensation' under Section 162(m) of the Code, that provision, insofar as it pertains to the Covered Employee, shall be severed from, and shall be deemed not to be a part of this Plan, but the other provisions hereof shall remain in full force and effect.

     (k) Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

     The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended ('ERISA').

     SECTION 9. Effective Date. This Plan shall become effective as of the first day of the first Plan Year, subject to approval by the stockholders of the Company in a manner which complies with the requirements of Section 162(m) of the Code.

                                                                       EXHIBIT A

     The Participants in the Triarc Companies, Inc. 1999 Executive Bonus Plan eligible for a Formula Bonus Award and their Applicable Percentages are as follows:

                                                           APPLICABLE
PARTICIPANT NAME                                           PERCENTAGE
----------------                                           ----------
Nelson Peltz.............................................   66.667%
Peter May................................................   33.333%

                                  APPENDIX 1

                             TRIARC COMPANIES, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Nelson Peltz and Peter W. May and each of them, with power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Triarc Companies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triarc Companies, Inc. to be held on Thursday, September 23, 1999, at 11:00 A.M., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, and at any adjournment or postponement thereof.

     The Board of Directors recommends a vote FOR the election of the nominees named on the reverse side and FOR Proposals 2 and 3. The Board of Directors recommends a vote AGAINST Proposal 4, the stockholder proposal, if properly brought before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees named on the reverse side, FOR Proposals 2 and 3 and AGAINST Proposal 4. Under the Company's By-Laws, business transacted at the Annual Meeting of Stockholders is confined to the purposes stated in the Notice of the Meeting. This Proxy will, however, convey discretionary authority to the persons named herein as proxies to vote on matters incident to the conduct of the Meeting.

        PLEASE DATE, SIGN AND RETURN TODAY IN THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)




Dear Stockholder:

     On the reverse side of this card are instructions on how to vote by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient and it also saves the Company money.

[                                                                              ]


1. ELECTION OF DIRECTORS                                   For  Withhold  For All
   Nominees: Nelson Peltz, Peter W. May, Hugh L. Carey,    All    All     (Except nominee(s) written below)
   Clive Chajet, Joseph A. Levato, David E. Schwab II,     [ ]    [ ]      [ ]
   Jeffrey S. Silverman, Raymond S. Troubh and
   Gerald Tsai, Jr.                                                              ---------------------------

                                                           For  Against  Abstain
2. Proposal to consider and take action upon the Triarc    [ ]    [ ]      [ ]
   Companies, Inc. 1999 Executive Bonus Plan, as
   described in the Proxy Statement.

3. Proposal to ratify the appointment of Deloitte &
   Touche LLP as the Company's independent                 For  Against  Abstain
   certified public accountants, as described in           [ ]    [ ]      [ ]
   the Proxy Statement.

4. Proposal to consider, if properly brought before        For  Against  Abstain
   the meeting, a proposal from a stockholder as           [ ]    [ ]      [ ]
   described in the Proxy Statement.


                                   Dated: ________________________________, 1999

Signature(s) ___________________________________________________________________

________________________________________________________________________________
This Proxy should bear your signature(s) exactly as your name(s) appear in the stencil to the left. When signing as attorney, executor, administrator, personal representative, trustee, guardian or corporate officer, please give full title. For joint accounts, each joint owner should sign.

CONTROL NUMBER                FOLD AND DETACH HERE

                         TELEPHONE VOTING INSTRUCTIONS

Dear Stockholders:

    Your vote is important to us. We have provided an automated telephone option for granting your proxy which you may access 24 hours a day by dialing this TOLL FREE NUMBER: 1-800-214-7371 (if located within the U.S.) on a touch-tone telephone.

     After dialing 1-800-214-7371, you will hear the following instructions:

          Please enter your six digit control number which appears directly above the words "Dear Stockholders".

          Please press 1 if you wish to vote for the recommendations of the Board of Directors.

          Please press 0 if you wish to vote on each proposal separately and the system will prompt you for your vote with instructions.

     Once this is completed, the telephone option will automatically hang-up and your proxy will be voted as you directed. THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.